                                                                    EXHIBIT 2.1













                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         AVANT IMMUNOTHERAPEUTICS, INC.,

                             AVANT ACQUISITION CORP.

                                       and

                               MEGAN HEALTH, INC.







                          Dated as of November 20, 2000













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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE 1.   THE MERGER........................................................2
  1.1        The Merger........................................................2
  1.2        The Closing.......................................................2
  1.3        Effective Time....................................................2
  1.4        Ancillary Agreements..............................................2
  1.5        Actions at the Closing............................................2
  1.6        Stockholders' Representative......................................3

ARTICLE 2.   CERTIFICATE OF INCORPORATION AND BYLAWS
               OF THE SURVIVING CORPORATION....................................6
  2.1        Charter...........................................................6
  2.2        Bylaws............................................................6

ARTICLE 3.   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION...............6
  3.1        Directors of Surviving Corporation................................6
  3.2        Officers of Surviving Corporation.................................6

ARTICLE 4.   CONVERSION OF STOCK...............................................6
  4.1        Outstanding Common Stock of Acquisition Sub.......................6
  4.2        Conversion of Megan Securities....................................6
  4.3        Exchange of Certificates Representing Megan Common
               Stock and Megan Preferred Stock.................................9
  4.4        Return of Exchange Fund..........................................11
  4.5        Lost or Stolen Certificates......................................11
  4.6        Escrow...........................................................11

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF MEGAN..........................12
  5.1        Existence; Good Standing; Authority..............................12
  5.2        Authorization, Validity and Effect of Agreements.................13
  5.3        Capitalization...................................................13
  5.4        Subsidiaries.....................................................14
  5.5        Other Interests..................................................14
  5.6        No Violation.....................................................14
  5.7        Financial Statements.............................................15
  5.8        Undisclosed Liabilities..........................................15
  5.9        Litigation.......................................................16
  5.10       Absence of Certain Changes.......................................16
  5.11       Tax Matters......................................................17
  5.12       Books and Records................................................18
  5.13       Assets...........................................................18
  5.14       Owned Real Property..............................................19
  5.15       Real Property Leases.............................................19


                                      (i)
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  5.16       Intellectual Property............................................19
  5.17       Inventory........................................................23
  5.18       Contracts........................................................23
  5.19       Accounts Receivable..............................................25
  5.20       Powers of Attorney...............................................25
  5.21       Insurance........................................................25
  5.22       Warranties.......................................................26
  5.23       Compliance with Law; Permits; Environmental Matters..............26
  5.24       Employees........................................................28
  5.25       Employee Matters.................................................28
  5.26       No Brokers.......................................................29
  5.27       Acquisition Proposals............................................29
  5.28       Customers and Suppliers..........................................29
  5.29       Certain Business Relationships with Affiliates...................29
  5.30       Certain Business Practices.......................................30

ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF AVANT AND ACQUISITION SUB......30
  6.1        Existence; Good Standing; Authority..............................30
  6.2        Authorization, Validity and Effect of Agreements.................31
  6.3        Capitalization...................................................31
  6.4        Subsidiaries.....................................................31
  6.5        Authorization of Transaction.....................................31
  6.6        Noncontravention.................................................32
  6.7        Reports and Financial Statements.................................32
  6.8        Absence of Material Adverse Change...............................33
  6.9        Investment Company...............................................33
  6.10       Litigation.......................................................33
  6.11       Interim Operations of the Acquisition Sub........................33
  6.12       Brokers' Fees....................................................33

ARTICLE 7.   COVENANTS........................................................33
  7.1        Acquisition Proposals............................................33
  7.2        Conduct of Businesses by AVANT and Megan.........................34
  7.3        Reorganization...................................................35
  7.4        Listing Application..............................................36
  7.5        Filings; Other Action............................................36
  7.6        Access to Information; Confidentiality...........................36
  7.7        Expenses.........................................................37
  7.8        Restricted Securities............................................38
  7.9        Registration Rights..............................................39
  7.10       Stockholder Consents.............................................42
  7.11       Form D...........................................................42
  7.12       State Securities Laws............................................42

ARTICLE 8.   INDEMNIFICATION..................................................42
  8.1        Indemnification by the Stockholders..............................42


                                      (ii)

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  8.2        Megan Stockholder Claims.........................................43
  8.3        Indemnification by AVANT.........................................43
  8.4        Indemnification Claims...........................................44
  8.5        Survival of Representations and Warranties.......................46
  8.6        Limitations......................................................47

ARTICLE 9.   CONDITIONS.......................................................49
  9.1        Conditions to Each Party's Obligation to Effect the Merger.......49
  9.2        Conditions to Obligations of Megan to Effect the Merger..........49
  9.3        Conditions to Obligation of AVANT and Acquisition Sub
               to Effect the Merger...........................................50

ARTICLE 10.  TERMINATION; AMENDMENT; WAIVER...................................51
  10.1       Termination......................................................51
  10.2       Effect of Termination............................................52

ARTICLE 11.  GENERAL PROVISIONS...............................................52
  11.1       Notices..........................................................52
  11.2       Assignment; Binding Effect; Benefit..............................53
  11.3       Entire Agreement.................................................54
  11.4       Amendment........................................................54
  11.5       Governing Law....................................................54
  11.6       Counterparts.....................................................54
  11.7       Headings.........................................................54
  11.8       Interpretation...................................................54
  11.9       Waivers..........................................................55
  11.10      Incorporation....................................................55
  11.11      Severability.....................................................55
  11.12      Enforcement of Agreement.........................................55
  11.13      Certain Definitions..............................................55


  SCHEDULES

  Schedule A........Committed Stockholders
  Schedule B........Principal Stockholders
  Schedule C........Washington University Intellectual Property Matters
  Schedule D........RADS Intellectual Property Matters
  Schedule E........Ineligible Stockholders

  EXHIBITS

  Exhibit A.........Form of Approval of Merger Agreement
  Exhibit B.........Form of Principal Stockholders Agreement
  Exhibit C.........Form of Escrow Agreement
  Exhibit D.........Form of Confidentiality Agreement
  Exhibit E.........Opinion of Buyer's Counsel
  Exhibit F.........Opinion of Seller's Counsel


                                     (iii)

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 20, 2000 by and among AVANT Immunotherapeutics, Inc., a Delaware corporation ("AVANT"), AVANT Acquisition Corp., a Delaware corporation ("Acquisition Sub"), and Megan Health, Inc., a Delaware corporation ("Megan").


                                    RECITALS

     WHEREAS, the boards of directors of AVANT, Acquisition Sub and Megan have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Acquisition Sub would merge with and into Megan and Megan would become a wholly-owned subsidiary of AVANT (the "Merger");

     WHEREAS, the boards of directors of AVANT, Acquisition Sub and Megan have determined that the Merger is in the best interests of their respective companies and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the transactions provided for herein and in the Ancillary Agreements (as hereinafter defined) upon the terms and subject to the conditions set forth herein and therein;

     WHEREAS, contemporaneously with the execution of this Agreement, each of the stockholders of Megan listed on Schedule A hereto (the "Committed Stockholders") is entering into a separate agreement in the form attached hereto as EXHIBIT A (each, an "Approval of Merger Agreement") with Megan, AVANT and Acquisition Sub pursuant to which such Committed Stockholder, among other things, votes his, her or its shares of common stock, par value $.001 per share, of Megan (the "Megan Common Stock"), and his, her or its shares of preferred stock, par value $.001 per share of Megan (the "Megan Preferred Stock") (the Megan Common Stock and the Megan Preferred Stock together, the "Megan Stock"), in favor of the Merger. Megan Preferred Stock consists entirely of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock;

     WHEREAS, contemporaneously with the execution of this Agreement, the stockholders of Megan listed on Schedule B hereto, whose representatives or designees are members of the Board of Directors of Megan, (the "Principal Stockholders") are entering into an agreement in the form attached hereto as EXHIBIT B (the "Principal Stockholders Agreement") with Megan, AVANT and Acquisition Sub; and

     WHEREAS, AVANT, Acquisition Sub and Megan desire to make certain representations, warranties and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1. THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Acquisition Sub shall be merged with and into Megan in accordance with this Agreement, and the separate corporate existence of Acquisition Sub shall thereupon cease. Megan shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL"). Assuming that the representations of Megan contained in Section 5.3 are true and correct, the Merger shall constitute a "liquidation" of Megan under Article IV, Section 3 of the certificate of incorporation of Megan, resulting in the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio set forth in Sections 4.2(a) and 4.2(b) hereof.

     1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts, at 9:00 a.m., local time, on the later of (i) December 1, 2000 or (ii) the first business day following the day on which the last of the conditions set forth in
Article 9 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3 EFFECTIVE TIME. If all of the conditions to the Merger set forth in
Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall promptly cause a certificate of merger satisfying the requirements of the DGCL (the "Certificate of Merger") to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Certificate of Merger by the Secretary of State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

     1.4 ANCILLARY AGREEMENTS. As an inducement to AVANT and Acquisition Sub to enter into this Agreement, the Approval of Merger Agreements, the Principal Stockholders Agreement and the Escrow Agreement (as hereinafter defined) (collectively the "Ancillary Agreements") have been executed contemporaneously with the execution of this Agreement by Megan, the Committed Stockholders and the Principal Stockholders, as the case may be.

     1.5 ACTIONS AT THE CLOSING. At the Closing:

          (a) Megan shall deliver to AVANT and Acquisition Sub the various certificates, instruments and documents referred to in Section 9.3;

          (b) AVANT and the Acquisition Sub shall deliver to Megan the various certificates, instruments and documents referred to in Section 9.2;

          (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

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          (d) AVANT shall deliver a certificate for 1,574,713 shares of AVANT
Common Stock (as hereinafter defined) to a bank trust company or other entity reasonably satisfactory to Megan appointed by AVANT to act as the exchange agent (the "Exchange Agent") in accordance with Section 4.3;

          (e) AVANT shall deliver a check for $172,764.44 to the Exchange Agent in accordance with Section 4.3, representing (i) $172,381.98 in cash to be paid to Ineligible Stockholders (as hereinafter defined) in lieu of AVANT Common Stock, and (ii) $382.46 in cash to be paid in lieu of Fractional Shares (as hereinafter defined);

          (f) AVANT, the Stockholders' Representatives (as defined below) and U.S. Bank Trust, N.A. or another nationally recognized financial institution (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as EXHIBIT C (the "Escrow Agreement") and AVANT shall deliver to the Escrow Agent a certificate for 262,055 shares of AVANT Common Stock, representing the Escrow Shares (as defined in Section 4.2(d)(ii)), that are being placed in escrow on the Closing Date pursuant to Section 4.6; and

          (g) AVANT shall deliver a check for $100,000 to Armstrong
Teasdale LLP, as trustee, to be placed in a trust account (the "Expense Account") for the purpose of paying (i) all of the reasonable fees and expenses incurred by the Stockholders' Representatives in performing their duties under
Section 1.6 hereof and (ii) all of the reasonable fees and expenses incurred by the Principal Stockholders pursuant to or in connection with the Principal Stockholders Agreement. The Expense Account shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement.

     1.6 STOCKHOLDERS' REPRESENTATIVES.

     The execution of this Agreement, the approval of the Merger by the Megan Stockholders and the acceptance of the Merger Consideration by the Megan Stockholders shall constitute approval of the appointment of the Stockholders' Representatives, who shall have authority to take the actions expressly set forth below and elsewhere in this Agreement on behalf of the Megan Stockholders.

          (a) In order to administer efficiently the implementation of the Agreement by or on behalf of the Megan Stockholders, Brian L. Clevinger and John
C. Aplin, are hereby designated as the co-representatives of the Megan Stockholders (together, the "Stockholders' Representatives"). All decisions and actions by the Stockholders' Representatives involving amounts in excess of $10,000 shall require the joint approval of the Stockholders' Representatives. Each Stockholders' Representative, acting alone, shall be authorized and empowered to make decisions and actions with respect to matters involving amounts less than $10,000. Notices to the Stockholders' Representatives shall be effective when given pursuant to Section 11.1 to either of the Stockholders' Representatives. The Principal Stockholders may authorize the payment of reasonable compensation to the Stockholders' Representatives.

          (b) The Stockholders' Representatives are hereby authorized (i) to take all action necessary in connection with the implementation of this Agreement and the Ancillary Agreements on behalf of the Megan Stockholders, (ii) to make any determinations with AVANT as required pursuant to Section 4.3, (iii) to waive any condition to the obligations of the Megan Stockholders to consummate the transactions contemplated hereby, (iv) to settle any dispute related to the rights and/or obligations of the Megan Stockholders related to this Agreement or any Ancillary Agreement, (v) to give and receive all notices required to be given to the Megan Stockholders under this Agreement or any Ancillary Agreement, (vi) to take any and all additional action as is contemplated or reasonably necessary to be taken by or on behalf of the Megan Stockholders by the terms of this Agreement or any Ancillary Agreement, including without limitation, pursuant to Article 8 hereof and (vii) to engage and pay attorneys, accountants, consultants and other professional advisors and to pay all reasonably necessary expenses in connection with matters relating to the rights and obligations of the Megan Stockholders under this Agreement and any Ancillary Agreement.

          (c) In the event that one of the Stockholders' Representatives dies, becomes legally incapacitated or resigns from such position, then the remaining Stockholders' Representative, after consultation with the Principal Stockholders, shall fill such vacancy and such newly appointed person shall be deemed to be one of the Stockholders' Representatives for all purposes of this Agreement and the Ancillary Agreement; however, no change in the Stockholders' Representatives shall be effective until AVANT receives notice.

          (d) All decisions and actions by the Stockholders' Representatives shall be binding upon all of the Megan Stockholders, and no Megan Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

          (e) By their adoption of this Agreement, approval of the Merger and acceptance of the Merger Consideration, the Megan Stockholders agree that:

               (i) AVANT and Acquisition Sub shall be able to rely conclusively on the instructions and decisions of the Stockholders' Representatives as to any actions required or permitted to be taken by the Megan Stockholders or the Stockholders' Representatives hereunder, and no party hereunder shall have any cause of action against AVANT or Acquisition Sub for any action taken by AVANT or Acquisition Sub in reliance upon the instructions or decisions of the Stockholders' Representatives;

               (ii) all actions, decisions and instructions of the Stockholders' Representatives shall be conclusive and binding upon all of the Megan Stockholders and no Megan Stockholder shall have any cause of action against the Stockholders' Representatives for any action taken, decision made or instruction given by the Stockholders' Representatives under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representatives;

               (iii) remedies available at law for any breach of the provisions of this Section 1.6 are inadequate; therefore, AVANT and Acquisition Sub shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if AVANT or Acquisition Sub brings an action to enforce the provisions of this Section 1.6;

               (iv) the provisions of this Section 1.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Megan Stockholders to the Stockholders' Representatives and shall be binding upon the executors, heirs, legal representatives and successors of each Megan Stockholder; and

               (v) all reasonable fees and expenses incurred by the Stockholders' Representatives in performing their duties hereunder and all of the reasonable fees and expenses incurred by the Principal Stockholders pursuant to or in connection with the Principal Stockholders Agreement shall, upon the presentation of reasonable supporting detail, be paid (A) first, out of the Expense Account and
                     (B) second, by the Principal Stockholders; PROVIDED, HOWEVER, that if there any funds remaining in the Expense Account after the payment of all such fees and expenses, then such remaining funds shall be distributed to the Megan Stockholders in accordance with Article IV, Section 3 of Megan's certificate of incorporation (i.e., as if such remaining funds were part of the "liquidation" of Megan resulting from the Merger); PROVIDED FURTHER that if the Principal Stockholders directly paid any of the fees and expenses of the Stockholders' Representatives or any of the fees and expenses of the Principal Stockholders pursuant to or in connection with the Principal Stockholders Agreement and there are any Escrow Shares remaining in escrow, and both AVANT and the Principal Stockholders have satisfied their indemnification claims pursuant to Article 8 hereof, the Principal Stockholders shall have the right to such remaining Escrow Shares to the extent necessary to reimburse themselves for such fees and expenses.

          (f) Notwithstanding anything herein to the contrary, the Stockholders' Representatives shall have no authority to bind any Principal Stockholder if and to the extent that any action of the Stockholders' Representatives would create a direct liability of such Principal Stockholder under the Principal Stockholders Agreement (as opposed to an indirect liability created by way of a claim against the Escrow Shares).

ARTICLE 2. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1 CHARTER. The certificate of incorporation of Acquisition Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law (the "Surviving Corporation Certificate").

     2.2 BYLAWS. The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law (the "Surviving Corporation Bylaws").

ARTICLE 3. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     3.1 DIRECTORS OF SURVIVING CORPORATION. The director or directors of Acquisition Sub immediately prior to the Effective Time shall be the director or directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate and the Surviving Corporation Bylaws.

     3.2 OFFICERS OF SURVIVING CORPORATION. The officers of the Surviving Corporation immediately after the Effective Time shall be as set forth in the Certificate of Merger.

ARTICLE 4. CONVERSION OF STOCK

     4.1 OUTSTANDING COMMON STOCK OF ACQUISITION SUB. At and after the Effective Time, each share of common stock of Acquisition Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of the common stock of the Surviving Corporation.

     4.2 CONVERSION OF MEGAN SECURITIES.

          (a) Subject to Section 4.2(c) and 4.2(d)(ii), at the Effective Time, each share of Megan Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Megan, AVANT or Acquisition Sub or the holders of any of the securities of any of such corporations, be converted into the right to receive 0.08115304 shares (the "Common Stock Exchange Ratio") of common stock, par value $.001, of AVANT (together with all rights attached to such common stock, "AVANT Common Stock").

          (b) Subject to Section 4.2(c) and 4.2(d)(ii), at the Effective Time, each share of Megan Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Megan, AVANT or Acquisition Sub or the holders of any of the securities of any of such corporations, be converted into the right to receive 0.763542977 shares (the "Preferred Stock Exchange Ratio") of AVANT Common Stock.

          (c) Notwithstanding Sections 4.2(a) and 4.2(b), and subject to Section 4.3(g), a holder of Megan Stock shall be deemed ineligible to receive AVANT Common Stock in exchange for such holder's shares of Megan Stock unless such holder completes and delivers to Megan by the Closing Date an Accredited Investor Questionnaire (as hereinafter defined) pursuant to which such holder represents that he, she or it is an "Accredited Investor" pursuant to Rule 501 of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, each holder of Megan Stock who either (i) has not completed and delivered to Megan an Accredited Investor Questionnaire by the Closing Date or (ii) has completed and delivered to Megan an Accredited Investor Questionnaire pursuant to which such holder has represented that he, she or it is NOT an "Accredited Investor" pursuant to Rule 501 of the Securities Act (each holder in either clause (i) or (ii), an "Ineligible Stockholder") shall be deemed ineligible to receive AVANT Common Stock in exchange for such holder's shares of Megan Stock, and in lieu thereof shall be entitled to receive in the Merger cash in an amount equal to the product of (X) the number of shares of AVANT Common Stock such holder would otherwise be entitled to receive pursuant to this Section 4.2 and
(Y) $9.54. For purposes of this Agreement, an "Accredited Investor Questionnaire" shall mean a questionnaire provided to the holders of Megan Stock, by which such stockholder indicates whether or not such holder is an "Accredited Investor" within the definition set forth in Rule 501 of the Securities Act.

          (d)  (i)   The aggregate number of shares of AVANT Common Stock into
                     which the shares of Megan Stock are converted pursuant to this Section 4.2 is referred to herein as the "AVANT Merger
                     Shares" and the number of AVANT Merger Shares minus the Escrow Shares is referred to herein as the "Initial
                     Shares." The term "Merger Consideration" shall mean, collectively, the AVANT Merger Shares, the cash to be delivered to Ineligible Stockholders pursuant to Section
                     4.2(c) (the "Cash Consideration") and the cash to be delivered in lieu of Fractional Shares (as defined herein) pursuant to Section 4.3(e).

               (ii) Stockholders of record of Megan immediately prior to the Effective Time (the "Megan Stockholders") shall be entitled to receive, in the aggregate, such number of shares of AVANT Common Stock as is equal to the total number of AVANT Merger Shares into which their shares of Megan Stock are converted pursuant to this Section 4.2; PROVIDED THAT such number of shares of AVANT Common Stock as is equal to 14.2672% of the total number of AVANT Merger Shares, rounded to the nearest whole number (the "Escrow Shares"), shall be set aside, PRO RATA, from the AVANT Merger Shares otherwise distributable to each of the Megan Stockholders entitled to receive AVANT Merger Shares and deposited in the escrow described in Section 4.6 for the purposes of securing the indemnification obligations of the Megan Stockholders set forth in this Agreement and the Principal Stockholders Agreement.

          (e) As a result of the Merger and without any action on the part of the holders thereof, all shares of Megan Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate" and, collectively, the "Certificates") representing any shares of Megan Stock shall thereafter cease to have any rights with respect to such shares of Megan Stock, except, where applicable, the right to receive, without interest, the appropriate Merger Consideration and dividend(s) payable in accordance with Section 4.3(c), if any, upon the surrender of such Certificate.

          (f)  (i)   At the Effective Time, each outstanding option to purchase
                     Megan Common Stock (a "Megan Stock Option") granted under
                     Megan's Stock Option Plan (the "Megan Stock Option Plan") shall be assumed by AVANT and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Megan Stock Option prior to the Effective Time, that number of whole shares of AVANT Common
                     Stock equal to the product of the number of shares of Megan
                     Common Stock covered by such Megan Stock Option immediately prior to the Effective Time multiplied by the Common Stock
                     Exchange Ratio (rounded down to the nearest whole number of shares of AVANT Common Stock), provided that following such assumption and adjustment, (A) all references to Megan shall be deemed to be references to AVANT and (B) the exercise price per share of AVANT Common Stock under each Megan Stock Option shall be equal to the exercise price per share of Megan Common Stock under such Megan Stock Option immediately prior to the Effective Time divided by the Common Stock Exchange Ratio (rounded down to the nearest cent). Effective as of the Effective Time, all such Megan
                     Stock Options shall become fully vested in accordance with the terms of the Megan Stock Option Plan.

               (ii) As soon as practicable after the Effective Time, AVANT shall deliver to each holder of an outstanding Megan Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Megan Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions). AVANT shall take such actions within its control that are reasonably necessary to ensure that each Megan Stock Option that qualifies as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), prior to the Effective Time will continue to qualify as an incentive stock option under Section 422 of the Code.

               (iii) AVANT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AVANT Common Stock for delivery pursuant to the terms set forth in this
                     Section 4.2(f).

               (iv) Subject to any applicable limitations under the Securities Act, as soon as practicable after the Effective Time, AVANT shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of AVANT Common Stock issuable upon exercise of the Megan Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus relating thereto) for so long as any Megan Stock Options shall remain outstanding.

               (v) Megan will take all necessary actions pursuant to the Megan Stock Option Plan and the instruments evidencing the Megan Stock Options to provide for the conversion and assumption of the Megan Stock Options in accordance with this Section 4.2(f).

          (g) In the event that subsequent to the date of this Agreement, but prior to the Effective Time, the outstanding shares of AVANT Common Stock or the outstanding shares of Megan Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other changes in AVANT's or Megan's capitalization (a "Recapitalization"), as the case may be, then an appropriate and proportionate adjustment shall be made to the Exchange Ratios so that each Megan Stockholder and each holder of options to acquire Megan Common Stock outstanding immediately prior to the Effective Time shall receive, pursuant to this Section 4.2, the equivalent equity interest in AVANT that such Megan Stockholder or holder of options or warrants of Megan would have received had no such Recapitalization occurred.

          4.3 EXCHANGE OF CERTIFICATES REPRESENTING MEGAN STOCK.

          (a) As of the Effective Time, AVANT shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Megan Stock, for exchange in accordance with this Article 4, (i) a certificate representing the Initial Shares, (ii) the Cash Consideration, and
(iii) cash in lieu of fractional shares of AVANT Common Stock (the "Fractional Shares") to be paid pursuant to this Section 4.3, in exchange for outstanding shares of Megan Stock (the Initial Shares, the Cash Consideration and the cash in lieu of Fractional Shares shall hereinafter be referred to as the "Exchange Fund").

          (b) Promptly after the Effective Time, AVANT shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a notice and letter of transmittal which shall advise such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificates in exchange for Initial Shares or Cash Consideration, as applicable, plus cash in lieu of Fractional Shares, and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as AVANT may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent and delivery of such letter of transmittal, duly executed and completed in accordance with the instructions thereto to the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (X) Initial Shares or Cash Consideration, as applicable, issuable or payable to such holder pursuant to Section 4.2, and (Y) a check for the cash to be paid in lieu of Fractional Shares, if any, due such holder pursuant to Section 4.3(e), plus the amount of any dividends or distributions, pursuant to Section 4.3(c), if any, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Cash Consideration, the amount payable in lieu of Fractional Shares, if any, or on the dividends or distributions, if any, due and payable to holders of Certificates pursuant to this Section 4.3. In the event of a transfer of ownership of Megan Stock which is not registered in the stock transfer records of Megan, certificates representing the proper number of Initial Shares or, in the case of Ineligible Stockholders, a check for the appropriate amount of Cash Consideration, together with a check for the cash to be paid in lieu of Fractional Shares, if any, pursuant to Section 4.3(e), plus, to the extent applicable, the amount of any dividends or distributions, if any, due and payable pursuant to Section 4.3(c), may be issued to such a transferee if the Certificate representing shares of such Megan Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, dividends or other distributions on shares of AVANT Common Stock after the Effective Time with respect to any shares of Megan Stock represented by a Certificate that has not been surrendered for exchange shall be paid only as provided herein. Following surrender of any such Certificate, the holder thereof shall be entitled, subject to the provisions and effect of applicable abandoned property, escheat or similar laws, to receive for the whole shares of AVANT Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of AVANT Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of AVANT Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Megan of the shares of Megan Stock which were outstanding immediately prior to the Effective Time and if, after the Effective Time, Certificates are presented for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided.

          (e) No Fractional Shares shall be issued pursuant hereto. In lieu of the issuance of any Fractional Shares pursuant to this Agreement, each holder of Megan Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) $9.54 by (ii) the fractional amount of the shares of AVANT Common Stock, which such holder would otherwise be entitled to receive under this Article 4.

          (f) All Merger Consideration issued or paid, as the case may be, upon the surrender for exchange of Certificates representing shares of Megan Stock in accordance with the terms of this Article 4 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Megan Stock exchanged for Merger Consideration theretofore represented by such Certificates.

          (g) If, in connection with an Ineligible Stockholder's surrender for exchange of Certificates representing shares of Megan Stock in accordance with this Article 4 during the three (3) month period following the Effective Time, such Ineligible Stockholder provides documentation evidencing the fact that he, she or it is actually an Accredited Investor, AVANT shall be obligated to exchange the cash it had deposited in the Exchange Fund and reserved for such stockholder for AVANT Common Stock to be paid to such stockholder. The number of shares of AVANT Common Stock to be so exchanged shall be equal to the number of shares of AVANT Common Stock such Megan Stockholder would have been entitled to receive pursuant to Section 4.2 if such Megan Stockholder had represented that he, she or it was an Accredited Investor prior to the Closing Date. If such Megan Stockholder provides such documentation after the three (3) month period following the Effective Time, then AVANT shall have the right but not the obligation to give such Megan Stockholder shares of AVANT Common Stock (the number of shares to be determined in accordance with the preceding sentence) rather than cash upon surrender of his, her or its Certificates. The Exchange Agent shall be obligated to return the cash reserved for such Megan Stockholder to AVANT and to deliver the AVANT Common Stock in lieu of cash to such Megan Stockholder.

          (h) Approximately two (2) months following the Effective Time, AVANT shall use commercially reasonable efforts to cause the Exchange Agent to send a follow-up notice to those Megan Stockholders who have not tendered their Certificates. AVANT shall also use commercially reasonable efforts to cause the Exchange Agent to re-mail returned notices for which a new address was provided. The parties shall cooperate to ensure that any questions and discrepancies with respect to tendered Certificates and Accredited Investor Questionnaires are timely resolved.

     4.4 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund (including any Initial Shares, Cash Consideration and any cash payable in lieu of Fractional Shares) that remains unclaimed by the former stockholders of Megan one year after the Effective Time shall be returned to AVANT (provided that AVANT shall issue such shares of AVANT Common Stock and/or pay such cash in accordance with this Article 4 to former stockholders of Megan who thereafter surrender their Certificates), subject to the provisions and effect of applicable abandoned property, escheat or similar laws. Any former stockholders of Megan who have not theretofore complied with this Article 4 shall thereafter look only to AVANT for issuance or payment of that portion of their Megan Stock representing Initial Shares or Cash Consideration (for Ineligible Stockholders) and cash in lieu of Fractional Shares, if any, as determined pursuant to this Agreement, without any interest THEREON. None of AVANT, Megan, the Exchange Agent, the Stockholders' Representatives or any other person shall be liable to any former holder of shares of Megan Stock for any shares of stock or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     4.5 LOST OR STOLEN CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by AVANT, the posting by such person of a bond in such reasonable amount as AVANT may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or AVANT will issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares or Cash Consideration (for Ineligible Shareholders),and cash in lieu of Fractional Shares, if any, to which such person is entitled under Section 4.3(b) (and to the extent applicable, dividends and distributions payable pursuant to Section 4.3(c)).

4.6 ESCROW.

          (a) On the Closing Date, AVANT shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares. The Escrow Shares shall be held by the Escrow Agent for the purposes of securing the indemnification obligations of the Megan Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and this Agreement. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

          (b) The adoption of this Agreement and the approval of the Merger by the Megan Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Stockholders' Representatives to deal with all matters relating to the Escrow Agreement and the Escrow Shares.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF MEGAN

     Megan represents and warrants to AVANT that the statements contained in this Article 5 are true and correct, except as set forth in the disclosure letter delivered at or prior to the execution hereof to AVANT (the "Megan Disclosure Letter"). The Megan Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5, and the disclosures in any paragraph of the Megan Disclosure Letter shall qualify only the corresponding paragraph in this Article 5. For purposes of this
Article 5 the phrase "to the knowledge of Megan" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Megan, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of Megan with respect to the matter in question.

     5.1 EXISTENCE; GOOD STANDING; AUTHORITY.

          (a) Megan is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Megan is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of Megan (other than changes that are the effect of economic factors affecting the economy as a whole or changes that are the effect of factors generally affecting the specific markets in which Megan competes) (a "Megan Material Adverse Effect"); PROVIDED, HOWEVER, that a "Megan Material Adverse Effect" shall not include any adverse effect primarily arising out of or resulting primarily from actions contemplated by the parties in connection with, or that is primarily attributable to, the announcement or performance of this Agreement and the transactions contemplated hereby. Megan has all requisite corporate power and authority to carry on its business as now conducted.

          (b) Copies of the Megan certificate of incorporation and Megan bylaws (and in each such case, all amendments thereto) have previously been delivered to AVANT and its counsel and such copies are true, correct and complete.

     5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

          (a) Megan has the requisite power and authority to enter into and perform the transactions contemplated hereby and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party. The Board of Directors of Megan has unanimously approved this Agreement, the Merger, the Ancillary Agreements to which Megan is a party and the other transactions contemplated by this Agreement and has resolved to recommend that the holders of Megan Stock adopt and approve this Agreement. As of the date hereof, all of the directors and executive officers of Megan and the other Committed Stockholders have indicated that they presently intend to vote all Megan Stock which they own or the voting of which they control to approve the adoption of this Agreement and the Merger. The Committed Stockholders have the requisite number of votes of each class or series of Megan Stock entitled to vote thereon to approve such transactions. No other approval by any class or series of Megan Stock or by any other single Megan Stockholder or group of Megan Stockholders is required to approve the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The execution by Megan of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Megan. Assuming the written consent of the Committed Stockholders has been obtained in accordance with Section 7.10, this Agreement constitutes and the Ancillary Agreements to which Megan is a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Megan, enforceable against Megan in accordance with their respective terms, and will not require prior notice to or the convening of a meeting of the stockholders of Megan to consider and vote upon the Merger and the other transactions contemplated hereby.

     5.3 CAPITALIZATION. The authorized capital stock of Megan consists of (a) 5,301,659 shares of Megan Common Stock, of which, as of the date of this Agreement, 1,016,601 shares are issued and outstanding, no shares are held in the treasury of Megan, and 620,635 shares are reserved for issuance under the Megan Stock Option Plan, (b) 2,321,254 shares of Megan Preferred Stock, of which
(i) 687,345 shares have been designated as Series A Preferred Stock, all of which were issued and outstanding as of the date of this Agreement, (ii) 332,250 shares have been designated as Series B Preferred Stock, all of which were issued and outstanding as of the date of this Agreement, (iii)1,000,000 shares have been designated as Series C Preferred Stock, all of which were issued and outstanding as of the date of this Agreement and (iv) 301,659 shares have been designated as Series D Preferred Stock, all of which were issued and outstanding as of the date of this Agreement. The Merger shall constitute a "liquidation" of Megan under Article IV, Section 3 of the certificate of incorporation of Megan and, accordingly, upon the Merger, each share of Preferred Stock will be entitled to receive in preference to the holders of any other stock of Megan, an amount equal to $6.63 per share, then the holders of Megan Common Stock will be entitled to receive an amount equal to $.12 per share, and then any remaining assets will be distributed ratably to the holders of the Megan Common Stock and the Preferred Stock on an as-converted basis. Insofar as one share of AVANT Common Stock has a value of $9.54, the foregoing provisions result in the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio, as set forth in Sections 4.2(a) and 4.2(b) respectively. Section 5.3(i) of the Megan Disclosure Letter sets forth a complete and accurate list of (i) all stockholders of Megan, indicating the number and class or series of Megan Stock held by each stockholder and (for Megan Preferred Stock) the number of shares of Megan Common Stock (if any) into which such shares of Megan Preferred Stock are convertible,
(ii) all outstanding Megan Stock Options, indicating (A) the holder thereof, (B) the number and class or series of shares of Megan Stock subject to each Megan Stock Option, (C) the exercise price, date of grant, vesting schedule and expiration date for each Megan Stock Option, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of Megan. All of the issued and outstanding shares of Megan Stock are, and all shares of Megan Stock that may be issued upon exercise of Megan Stock Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. Other than the Megan Stock Options listed in Section 5.3(ii) of the Megan Disclosure Letter, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Megan is a party or which are binding upon Megan providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Megan. Other than the agreements listed and described in Section 5.3(iii) of the Megan Disclosure Letter, there are no agreements to which Megan is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of Megan. To the knowledge of Megan, except as disclosed in Section
5.3 of the Megan Disclosure Letter, there are no agreements among other parties, to which Megan is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of Megan. All of the issued and outstanding shares of Megan Stock were issued in compliance with applicable federal and state securities laws.

     5.4 SUBSIDIARIES. Megan has no subsidiaries and does not control, directly or indirectly, or have any loans, to any corporation, partnership, joint venture, association, business or other entity.

     5.5 OTHER INTERESTS. Except as set forth in Section 5.5 of the Megan Disclosure Letter, Megan does not own directly or indirectly any interest or investment (whether equity or indebtedness for borrowed money of $10,000 or more per interest or investment, or $25,000 in the aggregate) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     5.6 NO VIOLATION. Except as set forth in Section 5.6 of the Megan Disclosure Letter, neither the execution, delivery and performance by Megan of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Megan of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party in accordance with their respective terms, will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the Megan certificate of incorporation or the Megan bylaws; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligation pursuant to, or accelerate vesting under, any stock option plan or option issued by Megan or any grant or award under any of the foregoing; (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Megan under, or result in being declared void, voidable or without further binding effect pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Megan is a party, or by which Megan is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements; (iv) violate, conflict with or result in a breach of any laws of the United States or any state or other jurisdiction applicable to Megan, except for any of the foregoing matters which would not reasonably be expected to have a Megan Material Adverse Effect; or (v) other than the filings provided for in Article 1 hereof and any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "blue sky" laws, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, would not reasonably be expected to have a Megan Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

     5.7 FINANCIAL STATEMENTS. Megan has provided to AVANT (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of Megan as of and for each of the last three fiscal years, accompanied by a signed report of Arthur Andersen LLP, independent public accountants; and (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the nine months ended as of September 30, 2000 (the "Most Recent Balance Sheet Date"), certified by Megan's Chief Executive Officer, Secretary and Treasurer. Except as listed in Section 5.7 of the Megan Disclosure Letter such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except that the unaudited Financial Statements do not contain all of the notes required under
GAAP), fairly present the financial condition, results of operations and cash flows of Megan as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Megan. Nothing has come to the attention of Megan since the date of the Most Recent Balance Sheet (as defined below) which would indicate that such financial statements were not true and representative of Megan's financial position in all material respects as of the Most Recent Balance Sheet Date. The Financial Statements are attached as an exhibit to the Megan Disclosure Letter.

     5.8 UNDISCLOSED LIABILITIES. Except as listed in Section 5.8 of the Megan Disclosure Letter, Megan has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 5.7 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

     5.9 LITIGATION. Except as set forth in the Megan Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Megan is a party or by which it is bound or, to the knowledge of Megan, to which any of Megan's directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of Megan, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against Megan or, to the knowledge of Megan, against any of Megan's directors, officers, employees or agents, in such capacities, or, to the knowledge of Megan, threatened against Megan or against any of its directors, officers, employees or agents, in such capacities, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality, that would, individually or in the aggregate, reasonably be expected to have a Megan Material Adverse Effect.

     5.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 5.10 of the Megan Disclosure Letter, since June 30, 2000 Megan has conducted its business only in the ordinary course of such business and there has not been:

          (a) any Megan Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Megan or any direct or indirect redemption, purchase or other acquisition by Megan of its own capital stock;

          (c) any material commitment or contractual obligation (each, a "Commitment") entered into by Megan outside the ordinary course of business except for Commitments incurred in connection with the Merger and the transactions contemplated hereby and thereby;

          (d) any material change in Megan's accounting principles, practices or methods;

          (e) any material contingent liability incurred by Megan as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Megan;

          (f) any mortgage, encumbrance or lien placed on any of the material properties of Megan which remains in existence on the date hereof;

          (g) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or businesses of Megan;

          (h) any change in the compensation payable or to become payable by Megan to any of its officers or key employees, other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers or key employees; or

          (i) any change with respect to the officers or key employees of Megan which would reasonably be expected to have a Megan Material Adverse Effect.

     5.11 TAX MATTERS.

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

               (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) Megan has filed on a timely basis (taking into account any extension of time within which to file) all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Megan is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. Megan has paid on a timely basis all Taxes that were due and payable, except in each case with respect to matters contested in good faith, which matters are set forth on Section 5.11(b) of the Megan Disclosure Letter. The unpaid Taxes of Megan for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Megan has never had any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Megan during a prior period). All Taxes that Megan is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.

          (c) Megan has delivered to AVANT complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Megan listed in Section 5.11(c) of the Megan Disclosure Letter. Megan has made available to AVANT complete and accurate copies of all other Tax Returns of Megan together with all related examination reports and statements of deficiency filed or issued during the last three (3) years. No examination or audit of any Tax Return of Megan by any governmental entity is currently in progress or, to the knowledge of Megan, threatened or contemplated. Megan has not been informed by any jurisdiction that the jurisdiction believes that Megan was required to file any Tax Return that was not filed. Megan has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (d) Megan: (i) is not a "consenting corporation" within the meaning of
Section 341(f) of the Code, and none of the assets of Megan are subject to an election under

Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) does not have any actual or potential liability for any Taxes of any person (other than Megan) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (e) None of the assets of Megan: (i) are "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (f) Megan has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

     5.12 BOOKS AND RECORDS. Except as set forth in Section 5.12 of the Megan Disclosure Letter:

          (a) The books of account and other financial records of Megan are true, complete and correct in all material respects, have been maintained in all material respects in accordance with good business practices, and are accurately reflected to the extent required in all material respects in the Financial Statements.

          (b) The minute books and other records of Megan have been made available to AVANT or its representatives, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Megan.

     5.13 ASSETS. Megan owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as listed in Section 5.13 of the Megan Disclosure Letter no asset of Megan (tangible or intangible) is subject to any security interest.

     5.14 OWNED REAL PROPERTY. Megan does not own any real property.

     5.15 REAL PROPERTY LEASES. Section 5.15 of the Megan Disclosure Letter lists all real property leased or subleased to or by Megan and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Megan has delivered to AVANT complete and accurate copies of the leases and subleases (as amended to date) listed in Section 5.15 of the Megan Disclosure Letter. With respect to each lease and sublease listed in Section
5.15 of the Megan Disclosure Letter:

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

          (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) Megan is not, nor, to the knowledge of Megan is any other party, in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Megan, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Megan or, to the knowledge of Megan, any other party under such lease or sublease;

          (d) Megan has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

          (e) Megan is not aware of any security interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Megan of the property subject thereto.

     5.16 INTELLECTUAL PROPERTY.

          (a) Set forth in Section 5.16(a) of the Megan Disclosure Letter is a complete list of each of the following items:

               (A) all patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor that are owned by Megan or licensed to Megan (collectively, "Megan Intellectual Property Rights");

               (B) all licenses, sublicenses, agreements and contracts relating to the Megan Intellectual Property pursuant to which Megan is granted rights to use any Megan Intellectual Property owned by any third party ("Third Party Intellectual Property Licenses"), excluding freely or commercially available computer software licenses where the total license fees for such software do not exceed $10,000 per license per calendar year, used in the normal course of business ("Commercial Software Licenses"); and

               (C) all agreements under which Megan has granted any third party rights to use any Megan Intellectual Property (as defined below).

          (b) Except as set forth in Section 5.16(b) of the Megan Disclosure Letter, Megan is the legal and beneficial owner or licensee of all intellectual property, including, without limitation, all Megan Intellectual Property Rights, patents and patent applications, supplementary protection certificates and patent extensions, trademarks and trademark applications, service mark and service mark registrations, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer software, mask works and mask work registration applications, industrial designs and applications for registration of such industrial designs, including, without limitation, any and all applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions, biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information held or used in the Megan Active Programs (as defined below), except where the failure to be the owner or licensee of such property, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect (the "Megan Intellectual Property"). "Megan Active Programs" shall mean Megan's activities with respect to the following products or product candidates: MeganVac 1, MeganEgg, MeganVac 2 and vaccines against infections by E.COLI and CAMPYLOBACTER.

          (c) Except as set forth in Section 5.16(c) of the Megan Disclosure Letter, Megan has not entered into any agreements or licenses or created any encumbrances, leases, equities, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which grant or provide for the future grant to third parties ownership or other rights to use any of the Megan Intellectual Property or restrict the use by Megan of Megan Intellectual Property in any way.

          (d) All Third Party Intellectual Property Licenses, Commercial Software Licenses and agreements referenced in Section 5.16 of the Megan Disclosure Letter are valid and are in full force and effect and constitute legal, valid and binding obligations of Megan and, to the knowledge of Megan, of the other parties, and are enforceable in accordance with their respective terms. Megan has no knowledge of any notice or threat to terminate any such licenses or other agreements. Neither Megan nor, to the knowledge of Megan, any other party to any such license or other agreements, is in default in complying with any provisions of any such licenses or other agreements, and no condition or event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of Megan, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect.

          (e) Megan is not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in breach, violation or default of any Third Party Intellectual Property Licenses. The rights of Megan to the Megan Intellectual Property will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

          (f) Except as set forth in Section 5.16(f) of the Megan Disclosure Letter, Megan has the right to license to third parties the use of Megan Intellectual Property Rights.

          (g) To the knowledge of Megan, all Megan Intellectual Property is valid and subsisting; all registrations and filings relating to Megan Intellectual Property Rights are in good standing; and all maintenance and renewal fees that are due on or prior to the 30th day after the date of this Agreement and are necessary to preserve the rights of Megan in respect of Megan Intellectual Property Rights have been made. Except as set forth in Section 5.16(g) of the Megan Disclosure Letter, to the knowledge of Megan, the registrations and filings relating to Megan

Intellectual Property Rights are proceeding and there are no facts of which Megan has knowledge which could materially undermine those registrations or filings or reduce to a material extent the scope of protection of any patents arising from such applications, other than facts disclosed in or as part of the prosecution of such application.

          (h) Except as set forth in Section 5.16(h) of the Megan Disclosure Letter, the manufacturing, marketing, distribution or sale of any product included within the Megan Active Program which currently is or is currently proposed to be manufactured, marketed, distributed or sold by Megan, its licensees or sublicensees in the countries where Megan currently conducts or proposes to conduct such activities, to the knowledge of Megan, does not infringe, induce infringement or contributorily infringe the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source code and object code), inventions, know-how, trade secrets, technology, processes, confidential information and all other intellectual property rights throughout the world (collectively, "Intellectual Property Rights") of any third party. For purposes of this Section 5.16(h), no representation or warranty is made with respect to Intellectual Property Rights that are not public as of the date of this Agreement.

     For purposes of this Section 5.16(h), if a third party makes a claim for alleged infringement, the making of such claim shall be sufficient to allow AVANT to claim indemnification for breach of a representation or warranty in accordance with Article 8 hereof, if such claim is covered by a Claim Notice (as defined in Section 8.4) given before the Indemnification Expiration Date (as defined in Section 8.5), except that Damages shall be indemnifiable only if such infringement claim is ultimately resolved against an AVANT Indemnified Party by a court of competent jurisdiction or otherwise in accordance with Article 8 hereof.

          (i) Except as set forth in Section 5.16(i) of the Megan Disclosure Letter, to the knowledge of Megan, there are no allegations, claims or proceedings instituted or pending which challenge the rights possessed by Megan to use the Megan Intellectual Property or the validity or effectiveness of the Megan Intellectual Property, including without limitation any interference, oppositions, cancellations or other contested proceedings.

          (j) Except as set forth in Section 5.16(j) of the Megan Disclosure Letter, to the knowledge of Megan, there are no outstanding claims or proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Megan Intellectual Property.

          (k) Except as set forth in Section 5.16(k) of the Megan Disclosure Letter, to the knowledge of Megan, there are no Intellectual Property Rights of any third party that would be infringed by the continued practice of any technologies previously used or presently in use by Megan. For purposes of this
Section 5.16(k), no representation or warranty is made with respect to Intellectual Property Rights that are not public as of the date of this Agreement.

     For purposes of this Section 5.16(k), if a third party makes a claim for alleged infringement, the making of such claim shall be sufficient to allow AVANT to claim indemnification for breach of a representation or warranty in accordance with
Article 8 hereof, if such claim is covered by a Claim Notice given before the Indemnification Expiration Date, except that Damages shall be indemnifiable only if such infringement claim is ultimately resolved against an AVANT Indemnified Party by a court of competent jurisdiction or otherwise in accordance with
Article 8 hereof.

          (l) To the knowledge of Megan, there is no unauthorized use, infringement or misappropriation of the Megan Intellectual Property by any third party, including any employee or former employee of Megan.

          (m) Except as set forth in Sections 5.16(a) or 5.16(m) of the Megan Disclosure Letter, Megan has not granted to any third party any license, immunity, option or other right to the Megan Intellectual Property which could provide such third party with a defense to patent infringement proceedings brought by Megan against such third party, whether domestic or foreign.

          (n) Megan has taken commercially reasonable measures to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of Megan, and all other information the value of which to Megan is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, (A) each employee of Megan and each consultant to Megan who has had access to proprietary information with respect to Megan has entered into an agreement in the form attached to this Agreement as EXHIBIT D to this Agreement suitable to vest ownership rights to any inventions, creations, developments, and works in Megan and has entered into an agreement for maintaining the confidential information of Megan and (B) each officer and director of Megan has entered into an agreement to maintain the confidential information of Megan, except for those individuals listed in Section 5.16(n) of the Megan Disclosure Letter whose involvement in the business of Megan is described with specificity therein.

          (o) Megan has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its internal computer systems (consisting of hardware, software, databases or embedded control systems, or "Systems") are free from any disabling codes or instructions and any virus or other intentionally created, contaminant, and Megan has in place appropriate disaster recovery plans, procedures and facilities and has taken reasonable steps to safeguard its Systems and restrict unauthorized access thereto, except for any such failure to do so that, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect.

          (p) To Megan's knowledge, all products that Megan has distributed (whether pursuant to a pre-commercial evaluation or otherwise) to third parties or that have been designed by Megan for commercial distribution (whether or not Megan has released pre-commercial versions to third parties, either for evaluation and testing or otherwise) perform in all material respects in accordance with their respective package inserts. Such products are in compliance with all applicable industry standards and laws and regulations, except for such noncompliance which, individually or in the aggregate, would not have a Megan Material Adverse Effect.

     5.17 INVENTORY. Except as disclosed in Section 5.17 of the Megan Disclosure Letter, all inventory items shown on the Most Recent Balance Sheet or existing at the date hereof are and all inventories existing on the Closing Date will then be of a quality and quantity saleable in the ordinary course of business of Megan at profit margins consistent with Megan's experience in prior years. All inventory items disclosed on Section 5.17 of the Megan Disclosure Letter as exceptions pursuant to the immediately preceding sentence reflect write-downs to realizable values in the case of items which have become obsolete or unsalable through regular distribution channels in the ordinary course of the business of Megan. The values of the inventories stated in the Most Recent Balance Sheet included in the unaudited Financial Statements reflect the normal inventory valuation policies of Megan consistent with past practices and were determined in accordance with GAAP, practices and methods consistently applied.

     5.18 CONTRACTS.

          (a) Section 5.18 of the Megan Disclosure Letter lists any agreement described in the following paragraphs, written or oral, where the aggregate commitments, liabilities or obligations of Megan exceed $10,000 or which are not terminable by Megan upon thirty (30) days notice or less without penalty, to which Megan is a party as of the date of this Agreement. If a particular contract is described or disclosed in a section of the Megan Disclosure Letter other than Section 5.18 and such contract would also be required to be disclosed in Section 5.18 of the Megan Disclosure Letter, then such contract shall be deemed to have been disclosed in Section 5.18 of the Megan Disclosure Letter without the need for an express cross-reference:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services or in which Megan has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement establishing a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

               (v) any agreement requiring Megan to keep information confidential, and any non-competition agreement (whether restricting Megan's ability to compete with other parties or another party's ability to compete with Megan) or any agreement restricting Megan's or a successor's ability to hire employees or retain agents or contractors;

               (vi)  any employment or consulting agreement;

               (vii) any agreement involving any officer, director or
                     stockholder of Megan or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Exchange Act, thereof;

               (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Megan Material Adverse Effect;

               (ix) any agreement which contains any provisions requiring Megan to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the ordinary course of business);

               (x) any agreement which contains a "change in control" or similar provision. A "change of control" provision shall mean a provision that purports to alter the parties' rights under such agreement in the event of (i) a merger, consolidation or other transaction in which securities possessing a certain percentage of the total combined voting power of Megan's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of Megan's assets; and

               (xi) any other material agreement (or group of related agreements) or any other agreement not entered into in the ordinary course of business.

          (b) Megan has delivered to AVANT a complete and accurate copy of each agreement listed in Section 5.16 or Section 5.18 of the Megan Disclosure Letter. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than those listed in Section 5.18(a) of the Megan Disclosure Letter with respect to "change of control" or similar provisions); and (iii) neither Megan, nor, to the knowledge of Megan, any other party is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Megan, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Megan or, to the knowledge of Megan, any other party under such contract.

     5.19 ACCOUNTS RECEIVABLE. Except as set forth on Section 5.19 of the Megan Disclosure Letter, all accounts receivable of Megan reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 60 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of Megan that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and, to the knowledge of Megan, are collectible (within 60 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

     5.20 POWERS OF ATTORNEY. Except for routine powers of attorney related to the prosecution of intellectual property applications, there are no outstanding powers of attorney executed on behalf of Megan.

     5.21 INSURANCE. Section 5.21 of the Megan Disclosure Letter lists each insurance policy (including fire, theft, casualty, product liability, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Megan is a party. Megan maintains insurance coverage that is in character and amount customary for persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect. Megan has not received any notice that any policies have been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal, or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of any increases with respect thereto (or with respect to similar insurance) in prior years except for such instances that would not, individually or in the aggregate, reasonably be expected to have a Megan Material Adverse Effect.

     5.22 WARRANTIES. No product or service manufactured, sold, leased, licensed or delivered by Megan is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of, which are set forth in Section 5.22(i) of the Megan Disclosure Letter and (ii) manufacturers' warranties for which Megan does not have any liability. Section 5.22(ii) of the Megan Disclosure Letter sets forth the aggregate expenses incurred by Megan in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and Megan does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

     5.23 COMPLIANCE WITH LAW; PERMITS; ENVIRONMENTAL MATTERS. Except as set forth in Section 5.23 of the Megan Disclosure Letter:

          (a) Neither Megan nor the conduct and operations of Megan's business is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Megan or any of its properties or assets is subject, except for such violations which, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect. Megan has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its businesses as now or previously conducted, except for failures to obtain such authorization or take such actions which, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect.

          (b)  (i)   Megan has filed, and to Megan's knowledge Maine Biological
                     Laboratories, Inc. ("MBL") has filed, with the U.S.
                     Department of Agriculture (the "USDA"), and all applicable foreign, state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations (collectively, the "Permits") material to the conduct of Megan's businesses as presently conducted, except for failures which would not reasonably be expected to have a Megan Material Adverse Effect. Megan, and to Megan's knowledge MBL, is in compliance with such Permits, except for such instances of noncompliance which, individually and in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect and has no reason to believe that there exists a reasonable basis for the revocation or suspension of any such Permits. To the knowledge of Megan, no party which granted any such Permit is considering revocation or suspension thereof.

               (ii) The clinical trials, animal studies and other preclinical tests conducted by Megan or in which Megan has participated, and such studies and tests conducted on behalf of Megan, were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls generally used by qualified experts in the preclinical or clinical study of products comparable to those being developed by Megan; neither Megan nor any agent or representative of Megan has received any notices or correspondence from the USDA or any other governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of Megan or in which Megan has participated, except for such terminations, suspensions or modifications which, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect.

               (iii) The conduct of Megan's business as presently conducted, including the clinical trials, animal studies and other preclinical tests conducted by Megan or in which Megan has participated, and such studies and tests conducted on behalf of Megan, does not and has not required any filings with the U.S. Food and Drug Administration (the "FDA"), and neither Megan nor any agent or representative of Megan has received any notices or correspondence from the FDA requiring such filings.

          (c) Megan has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that would not, individually or in the aggregate, reasonably be expected to have a Megan Material Adverse Effect. There is no pending or, to the knowledge of Megan, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving Megan, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that would not, individually or in the aggregate, reasonably be expected to have a Megan Material Adverse Effect. For purposes of the Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety.

          (d) To the knowledge of Megan, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by Megan, other than releases that would not, individually or in the aggregate, reasonably be expected to have a Megan Material Adverse Effect. Except as set forth in Section 5.23(d) of the Megan Disclosure Letter and except for any matter, which if the outcome were adverse, would not reasonably be expected to have a Megan Material Adverse Effect, neither Megan nor, to the knowledge of Megan, any legal predecessor, affiliate or former affiliate of Megan, has received any notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the knowledge of Megan, Megan has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location including, but not limited to, those in the National Priorities List, as defined under the United States Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA), or any location proposed for inclusion on that list or at any location on any analogous state or other list. Set forth in Section 5.23 of the Megan Disclosure Letter is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by Megan. Megan is not aware of any material environmental liability of any such transporter or facility. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act ("RCRA"), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

     5.24 EMPLOYEES.

          (a) Section 5.24(a) of the Megan Disclosure Letter contains a list of all employees of Megan and their respective positions. The list of each employees' respective annual rate of compensation provided to AVANT is complete and accurate in all respects. Each person employed by Megan over the past five
(5) years entered into a customary confidentiality, non-disclosure and intellectual property agreement with Megan, substantially in the form of EXHIBIT D attached hereto. To the knowledge of Megan, no employee of Megan is in breach of any non-competition, non-disclosure or confidentiality agreement with Megan or with any third party. To the knowledge of Megan, except as disclosed in
Section 5.24 of the Megan Disclosure Letter, no key employee or group of employees has any plans to terminate employment with Megan.

          (b) Megan is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor has Megan experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Megan has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Megan.

     5.25 EMPLOYEE MATTERS. Section 5.25 of the Megan Disclosure Letter sets forth a list of (i) all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements (including any informal arrangements) not described in (i) above, including, without limitation, any arrangement intended to comply with Section 120, 125, 127 or 129 of the Code, in each case maintained for the benefit of any current or former employee, officer or director of Megan or any Affiliate (as hereinafter defined) of Megan (the "Megan Benefit Plans"). An entity is an "Affiliate" of Megan if it would have ever been considered a single employer with Megan under ERISA Section 4001(b) or part of the same "controlled group" as Megan for purposes of ERISA Section 302(d)(8)(C). Except as set forth in Section 5.25 of the Megan Disclosure Letter, (a) each Megan Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to materially adversely affect the qualified status of such Megan Benefit Plan or related trust, (b) each Megan Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Megan Benefit Plan have been timely made, except for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect, (c) Megan has not incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of ERISA in connection with any Megan Benefit Plan or other retirement plan or arrangement, and Megan has no knowledge of any fact or event that would reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each Megan Benefit Plan have been made in full and in proper form, (e) Megan has never sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable state laws, no Megan Benefit Plan currently or previously maintained by Megan provides any post-retirement health or life insurance benefits, and Megan does not maintain any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Megan Benefit Plan, except where failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Megan Material Adverse Effect, (h) no benefit or amount payable or which may become payable by Megan pursuant to any Megan Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of
Section 280G of the Code, (i) the transactions contemplated by this Agreement shall not cause any amount to be payable to any employee of Megan as severance or pursuant to any contract or employment agreement and (j) no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits ) is pending or, to the knowledge of Megan, threatened with respect to any Megan Benefit Plan.

     5.26 NO BROKERS. Except for Brakke Consulting, Inc., which is entitled to a fee not in excess of $215,000, Megan has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity, AVANT or Acquisition Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.27 ACQUISITION PROPOSALS. Megan has terminated any discussions or negotiations relating to, or that would reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined). -

     5.28 CUSTOMERS AND SUPPLIERS. Section 5.28(A) of the Megan Disclosure Letter sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of Megan during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to Megan. Except as set forth on Section 5.28(B) of the Megan Disclosure Letter, since June 30, 2000, (i) no such customer has indicated that it will stop, or significantly decrease the rate of, buying products from Megan, due to quality or performance issues and (ii) no such supplier has indicated that it will stop supplying products to Megan. No unfilled customer order or commitment obligating Megan to process, manufacture or deliver products or perform services will result in a loss to Megan upon completion of performance. No purchase order or commitment of Megan is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

     5.29 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No director, officer or 10% owner of Megan (a) owns any property or right, tangible or intangible, which is used in the business of Megan (except as specifically set forth on Section 5.16 of the Megan Disclosure Letter), (b) has made any claim or initiated any cause of action against Megan, or (c) owes any money to, or is owed any money by, Megan, other than wages, consulting fees, travel and other incidental expenses, royalties or similar payments in the ordinary course of business. All such consulting fees arose under one or more of the consulting agreements set forth in Section 5.18 of the Megan Disclosure Letter.

     5.30 CERTAIN BUSINESS PRACTICES. Neither Megan, nor, to Megan's knowledge, any Affiliates, directors, officers, agents or employees of Megan or other people acting on behalf of any of them (in their capacities as such) has (i) used any funds of Megan for contributions, gifts, entertainment or other expenses relating to political activity in violation of any applicable law, (ii) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, in each case in violation of any applicable law, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) accepted or received any contributions, payments, gifts or expenditures in violation of any applicable law.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF AVANT AND ACQUISITION SUB

     AVANT and Acquisition Sub represent and warrant to the Megan Stockholders that the statements contained in this Article 6 are true and correct, except as set forth in the disclosure letter delivered at or prior to the execution hereof to Megan (the "AVANT Disclosure Letter"). The AVANT Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 6.

     6.1 EXISTENCE; GOOD STANDING; AUTHORITY.

          (a) Each of AVANT and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of AVANT and Acquisition Sub is duly licensed or qualified to do business as foreign corporations and is in good standing under the laws of each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of AVANT and Acquisition Sub (other than changes that are the effect of economic factors affecting the economy as a whole or changes that are the effect of factors generally affecting the specific markets in which AVANT and Acquisition Sub compete), (an "AVANT Material Adverse Effect"); PROVIDED, HOWEVER, that an AVANT Material Adverse Effect shall not include any adverse effect primarily arising out of or resulting primarily from actions contemplated by the parties in connection with or that is primarily attributable to the announcement or performance of this Agreement and the transactions contemplated hereby. Each of AVANT and Acquisition Sub has all requisite corporate power and authority to carry on its business as now conducted.

          (b) The AVANT certificate of incorporation and AVANT bylaws and the organizational documents and joint venture agreements (and in each such case, all amendments thereto) of AVANT and Acquisition Sub are listed in Section 6.1 of the AVANT Disclosure Letter, and the copies of such documents, all of which have previously been delivered to Megan and its counsel, are true, correct and complete.

     6.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of AVANT and Acquisition Sub has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Ancillary Agreements to which they are parties. The Boards of Directors of AVANT and Acquisition Sub have unanimously approved this Agreement and the Ancillary Agreements and all transactions contemplated hereby and thereby. The execution by AVANT and Acquisition Sub of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of AVANT and Acquisition Sub, respectively. This Agreement constitutes, and the Ancillary Agreements to which they have or will become parties (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of AVANT and Acquisition Sub enforceable against each such entity in accordance with their respective terms.

     6.3 CAPITALIZATION. The authorized capital stock of AVANT consists of (a) 75,000,000 shares of AVANT Common Stock, of which 54,986,000 shares were issued and outstanding as of September 30, 2000, and (b) 3,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of AVANT Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive fights. All of the AVANT Common Stock to be issued as Merger Consideration will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     6.4 SUBSIDIARIES. AVANT has no subsidiaries and does not control, directly or indirectly, or have any loans to any, corporation, partnership, joint venture, association business or other entity, other than Polmerix, Inc. and AVANT Acquisition Corp.

     6.5 AUTHORIZATION OF TRANSACTION. Each of AVANT and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by AVANT and the Acquisition Sub of this Agreement and each Ancillary Agreement to which it is a party and the consummation by AVANT and Acquisition Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of AVANT and Acquisition Sub, respectively. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by AVANT and Acquisition Sub, as applicable, and constitutes a valid and binding obligation of AVANT and Acquisition Sub, as applicable, enforceable against them in accordance with its terms.

     6.6 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the Nasdaq National Market, and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by AVANT or Acquisition Sub of this Agreement or each Ancillary Agreement to which it is a party, nor the consummation by AVANT or Acquisition Sub of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of AVANT or the Certificate of Incorporation of Acquisition Sub, (b) require on the part of AVANT or Acquisition Sub any filing with, or permit, authorization, consent or approval of, any governmental or regulatory authority (other than pursuant to Section 7.9 hereof), (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which AVANT or Acquisition Sub is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AVANT or Acquisition Sub or any of their properties or assets, except for any of the foregoing matters set forth in clauses (a) through (d) which, individually or in the aggregate, would not reasonably be expected to have an AVANT Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

     6.7 REPORTS AND FINANCIAL STATEMENTS. AVANT has timely filed all reports required to be filed under the Securities Act and the Exchange Act with the Securities and Exchange

Commission (the "SEC") since October 31, 1999. AVANT has previously furnished or made available to Megan complete and accurate copies, as amended or supplemented, of all reports filed by AVANT under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2000 (such reports are collectively referred to herein as the "SEC Reports"). The SEC Reports constitute all of the documents required to be filed by AVANT under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2000 through the date of this Agreement. The SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AVANT currently meets the requirements for the use of Form S-3 for the registration of the resale of the shares of AVANT Common Stock to be issued to the Megan Stockholders in the Merger and will use commercially reasonable efforts to maintain S-3 eligibility with the SEC. AVANT does not know of any current facts or circumstances that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the resale of the AVANT Common Stock to be issued to the Megan Stockholders in the Merger, other than the possible unavailability of historical audited financial statements of Megan, the failure of such financial statements to meet the requirements of Item 7 of Form 8-K or the lack of a consent of Megan's auditors to any filing AVANT is required to make under the Securities Act or the Exchange Act.

     6.8 ABSENCE OF MATERIAL ADVERSE CHANGE. Since September 30, 2000, there has occurred no event or development which has had, or would reasonably be expected to have, an AVANT Material Adverse Effect, other than those events or developments described in press releases issued by AVANT, which press releases are listed in Section 6.8 of the AVANT Disclosure Letter.

     6.9 INVESTMENT COMPANY. AVANT is not an "investment company" within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

     6.10 LITIGATION. Except as disclosed in the SEC Reports, as of the date of this Agreement, there is no legal proceeding which is pending or, to AVANT's knowledge, threatened in writing against AVANT or any subsidiary of AVANT challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     6.11 INTERIM OPERATIONS OF THE ACQUISITION SUB. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     6.12 BROKERS' FEES. Neither AVANT nor Acquisition Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 7. COVENANTS

     7.1 ACQUISITION PROPOSALS.

     Except in connection with the transactions contemplated hereby, unless and until this Agreement shall have been terminated in accordance with its terms for any reason, Megan shall not (a) take any action to solicit, initiate submission of or encourage proposals or offers from any person relating to any acquisition or purchase of all or a portion of the outstanding shares of Megan Stock or any assets of Megan, any merger or business combination with anyone other than AVANT, any public or private offering of shares of the capital stock of Megan, or any other acquisition, transaction or financing involving Megan (an "Acquisition Proposal"), (b) participate in any discussions or negotiations regarding an Acquisition Proposal with any person other than AVANT and its affiliates and representatives, (c) furnish any information with respect to or afford access to the properties, books or records of Megan to any person who may consider making or has made an offer with respect to an Acquisition Proposal other than AVANT and its affiliates and representatives, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person other than AVANT and its affiliates and representatives to do or seek any of the foregoing. Megan shall promptly notify AVANT upon receipt of any offer or indication that any person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to Megan, and will keep AVANT fully informed of the status and details of any such offer, indication or request.

     7.2 CONDUCT OF BUSINESSES BY MEGAN. From the date of this Agreement until the Effective Time, unless AVANT has otherwise consented to in writing thereto or unless otherwise specifically permitted by this Agreement, and except as contemplated by this Agreement and the Ancillary Agreements, Megan:

          (a) shall use its reasonable best efforts to preserve intact its business organization and goodwill and keep available the services of its respective officers and material employees;

          (b) shall comply in all material respects with all material laws, regulations and orders applicable with respect to its business;

          (c) shall promptly notify AVANT of any event that is reasonably expected to have a Megan Material Adverse Effect, or the breach in any material respect of any of its representations or warranties contained herein;

          (d) shall employ its reasonable best efforts to secure, before the Closing, the consent to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or any of its obligations, absent which consent such transactions would constitute a default, would accelerate, modify or vest its obligations or would permit cancellation of any such contract;

          (e) shall use its reasonable best efforts to cause the satisfaction of the conditions precedent contained in Article 9 hereof;

          (f) shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (g) shall not incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in each case in the ordinary course of business consistent with past practice, make any loans or advances;

          (h) shall not amend its certificate of incorporation or the bylaws;

          (i) shall not (A) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, except pursuant to its existing options or outstanding warrants, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation, other than in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any Megan Benefit Plans in any material respect, except for changes which are not more favorable to participants in such plans or are otherwise required to comply with applicable law;

          (j) shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

          (k) shall not sell, pledge, dispose of or encumber any of its assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of other assets not in excess of $10,000 in the aggregate);

          (l) shall not make any loans, advances or capital contributions to, or investments in, any other person;

          (m) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by
Section 5.10 of the Megan Disclosure Letter or entered into in accordance with this Agreement or (ii) the settlement of claims and litigation in the ordinary course of business in an amount not in excess of $10,000;

          (n) shall not authorize any capital expenditures or purchase of fixed assets which are not listed in the Megan Disclosure Letter, as applicable, or
(ii), in the aggregate, do not exceed $10,000;

          (o) shall not enter into any material Commitment with any of its officers, directors, consultants or affiliates;

          (p) shall use its reasonable best efforts to not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of its material contracts, commitments or obligations;

          (q) shall not take any action to accelerate the exercise date of any outstanding option granted pursuant to its option plans, other than as a result of the Merger; and

          (r) shall not make any filing or election relating to Taxes.

Any request for consent under this Section 7.2 shall be directed to Avery W. Catlin at the address set forth for AVANT in Section 11.2 hereof, with copies to Stuart M. Cable, Esq. at the address set forth for Goodwin, Procter & Hoar LLP set forth in Section 11.2 hereof, and any consent so requested shall not be unreasonably withheld or delayed by the other.

     7.3 REORGANIZATION. From and after the date hereof, none of AVANT, Acquisition Sub or Megan or their respective affiliates shall knowingly take any action, or knowingly fail to take any action, whether before or after the Effective Time, that would cause the Merger not to qualify as a "reorganization" within the meaning of Section 368 of the Code.

     7.4 LISTING APPLICATION. AVANT shall promptly prepare and submit to the Nasdaq National Market all reports, applications and other documents that may be necessary or desirable, if any, to enable all of the shares of AVANT Common Stock to be issued to the Megan Stockholders in the Merger to be listed for trading on the Nasdaq National Market.

     7.5 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, Megan, AVANT and Acquisition Sub shall use their reasonable best efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement and the Ancillary Agreements and consummation of the Merger; (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) obtaining in writing any consents required from third parties to effectuate the Merger in form and substance reasonably satisfactory to each of Megan, AVANT and Acquisition Sub; and (d) taking, or causing to be taken, all other action and doing, or causing to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement or the Ancillary Agreements, the proper officers and directors of AVANT, Acquisition Sub and Megan shall take all such necessary action.

     7.6 ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) Upon reasonable notice, Megan afford to the officers, employees, accountants, counsel and other representatives of AVANT, reasonable access, during normal business hours during the period from the date hereof to the Effective Time, to all its properties, books, contracts, commitments and records and permit such persons to make such inspections as they may reasonably require, and during such period Megan shall furnish promptly to AVANT all information concerning its businesses, properties, personnel and accountants as AVANT may reasonably request ("Proprietary Information").

          (b) AVANT agrees that, unless and until the Closing has been consummated, AVANT and its officers, directors, employees, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from Megan with respect to the business or financial condition of Megan ("Megan Proprietary Information") except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. The foregoing obligations of confidentiality and non-use shall not apply to information that is (i) publicly available or generally known in AVANT's or Megan's industry, (ii) disclosed to AVANT by third parties which have a right to do so, (iii) proven by AVANT by clear and convincing evidence (including, without limitation, contemporaneous written record) to have been independently developed without use of, reliance upon or access to Megan Proprietary or (iv) with respect to obligations of confidentiality only, required to be disclosed pursuant to any order or decree resulting from a judicial or regulatory proceeding, provided that AVANT must give Megan as much notice as is reasonably practicable to allow Megan to overturn such order or decree or otherwise obtain the protection it deems necessary to maintain the confidentiality of the Megan Proprietary Information. The foregoing obligations of confidentiality and non-use shall expire five (5) years after the Effective Time. If the transaction contemplated by this Agreement is not consummated, AVANT will return to Megan (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to AVANT in connection with the transaction.

          (c) Megan agrees (and by their approval of this Agreement the Megan Stockholders agree) that, from the date hereof and through and after the Closing, Megan, the Megan Stockholders and their respective officers, directors, employees, agents and representatives (each, a "Megan Party") will hold in strict confidence, and will not use, (i) any confidential or proprietary data or information obtained from AVANT with respect to its business or financial condition ("AVANT Proprietary Information") except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby and
(ii) any Megan Proprietary Information. The foregoing obligations of confidentiality and non-use shall not apply to a Megan Party with respect to information that is (i) publicly available or generally known in AVANT's or Megan's industry, (ii) disclosed to such Megan Party by third parties which have a right to do so, (iii) proven by such Megan Party by clear and convincing evidence (including, without limitation, contemporaneous written record) to have been independently developed without use of, reliance upon or access to Megan Proprietary Information or AVANT Proprietary Information or (iv) with respect to obligations of confidentiality only, required to be disclosed pursuant to any order or decree resulting from a judicial or regulatory proceeding, provided that such Megan Party must give AVANT as much notice as is reasonably practicable to allow AVANT to overturn such order or decree or otherwise obtain the protection it deems necessary to maintain the confidentiality of the Megan Proprietary Information or AVANT Proprietary Information, as applicable. The foregoing obligations of confidentiality and non-use shall expire five (5) years after the Effective Time. If the transaction contemplated by this Agreement is not consummated, Megan and the Megan Stockholders will return to AVANT (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Megan in connection with the transaction.

     7.7 EXPENSES. Subject to the provisions of Section 10.3, all costs and expenses incurred in connection with this Agreement, the Merger and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except if otherwise provided herein. Subject to the provisions of Section 10.3, all costs and expenses for professional services rendered in connection with the transactions contemplated by this Agreement and the Ancillary Agreements including, but not limited to, investment banking and legal services, will be paid by each party incurring such costs and expenses.

     7.8 RESTRICTED SECURITIES.

          (a) The AVANT Common Stock issued in the Merger (collectively, the "Restricted Securities") shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a "Transfer") except upon the conditions specified in this Section 7.8, which conditions are intended to insure compliance with the provisions of the Securities Act.

          (b) Each certificate representing Restricted Securities issued to a holder of such certificate and each certificate for such securities issued to subsequent transferees of any such certificate shall (unless otherwise permitted by the provisions of Sections 7.8 (c) and (d) hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM."

          (c) Prior to any Transfer of Restricted Securities, the holder thereof shall give written notice to AVANT of such holder's intention to effect such Transfer and to comply in all other respects with the provisions of this Section
7.8. Each such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by the written opinion, addressed to AVANT, of counsel for the holder of such Restricted Securities, stating that in the opinion of such counsel (which opinion shall be reasonably satisfactory to AVANT) such proposed transfer does not involve a transaction requiring registration or qualification of such Restricted Securities under the Securities Act or the securities or "blue sky" laws of any relevant state of the United States. The holder thereof shall thereupon, with the written consent of AVANT, be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by it to AVANT. Each certificate or other instrument evidencing the securities issued upon the Transfer of any such Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such Restricted Securities) shall bear the legend set forth in Section 7.8(b) unless (x) in the opinion of counsel of AVANT registration of any future Transfer is not required by the applicable provisions of the Securities Act or
(y) AVANT shall have waived the requirement of such legends. No holder shall Transfer any Restricted Securities until such opinion of counsel has been given (unless waived by AVANT).

          (d) Notwithstanding the foregoing provisions of this Section 7.8, the restrictions imposed by this Section 7.8 upon the transferability of Restricted Securities shall not apply during any period when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by Section 7.8(c) and, pursuant to Section 7.8(c), the securities so transferred are not required to bear the legend set forth in Section 7.8(c) or (ii) the holder of such Restricted Securities has met the requirements for Transfer of such Restricted Securities pursuant to subparagraph (k) of Rule 144 of the Securities Act. Whenever the restrictions imposed by this Section 7.8 shall terminate, as herein provided, the holder of Restricted Securities as to which such restrictions have terminated shall be entitled to receive from AVANT, without expense, a new certificate not bearing the restrictive legend set forth in Section 7.8(b) and not containing any other reference to the restrictions imposed by this Section 7.8.

          (e) AVANT, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for Restricted Securities owned by a holder but not as to certificates for such shares of AVANT Common Stock as to which the legend set forth in paragraph (b) of this Section
7.8 is no longer required because one or more of the conditions set forth in
Section 7.8(d) shall have been satisfied.

     7.9 REGISTRATION RIGHTS.

          (a) After the Closing Date, AVANT shall, on or before the date which is 30 days after the Closing Date, prepare and file with the Commission under the Securities Act a Registration Statement on Form S-3 (or any successor form) under the Securities Act (the "Resale Shelf") to register for resale the shares of AVANT Common Stock issued to the Megan Stockholders in the Merger (that is, the Initial Shares and the Escrow Shares) on behalf of the holders thereof (the "Selling Shareholders") on a delayed or continuous basis under Rule 415 of the Securities Act, and shall use all commercially reasonable efforts to cause such Registration Statement to be declared effective at the earliest practicable date, but not later than the later of (i) 120 days after the Closing, or (ii) the tenth (10th) business day after the filing of AVANT's annual report on Form 10-K for the fiscal year ended December 31, 2000 (the "Target Effective Date"). Upon receipt of any notice (a "Suspension Notice") from AVANT of the happening of any event which makes any statement made in the Resale Shelf or related prospectus untrue or which requires the making of any changes in such Resale Shelf or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading, each holder of AVANT Common Stock registered under such Resale Shelf shall forthwith discontinue disposition of the AVANT Common Stock pursuant to such Resale Shelf until such holder's receipt of the copies of the supplemented or amended prospectus or until it is advised in writing (the "Advice") by AVANT that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus; PROVIDED, HOWEVER, that AVANT shall not give a Suspension Notice until after the Resale Shelf has been declared effective. In the event that AVANT shall give any Suspension Notice, AVANT shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice and end the suspension period as promptly as practicable. Notwithstanding anything to the contrary provided in this Section 7.9, AVANT shall not have any obligation to maintain the Resale Shelf or keep it effective to permit the resale of any AVANT Common Stock on a delayed or continuous basis pursuant to Rule 415 of the Securities Act from and after such time as the AVANT Common Stock may be sold by the holders thereof pursuant to Rule 144 of the Securities Act. AVANT shall have the option of including the shares of AVANT Common Stock issued to Pfizer, Inc., pursuant to that certain Stock Purchase Agreement, dated as of the date of this Agreement, in the Resale Shelf. AVANT shall be responsible for all fees and expenses incurred in connection with complying with this Section 7.9(a), other than (i) fees and expenses of counsel for the Megan Stockholders and (ii) all underwriting discounts, selling commissions and transfer taxes applicable to the sale of AVANT Common Stock under the Resale Shelf.

          (b) AVANT agrees to indemnify and hold harmless each Selling Shareholder, from and against any losses, claims, damages or liabilities to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Resale Shelf, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any failure by AVANT to fulfill any undertaking included in the Resale Shelf (each, a "Violation"), and AVANT will reimburse such Selling Shareholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any action, proceeding or claim relating to such Violation; PROVIDED, HOWEVER, that the indemnity contained in this Section 7.10(b) shall not apply to any amounts paid by, or on behalf of, a Selling Shareholder in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of AVANT (which consent shall not be unreasonably withheld), nor shall AVANT be liable to a Selling Shareholder in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, any Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Resale Shelf by such Selling Shareholder. AVANT will reimburse such Selling Shareholder, as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. The indemnification obligations of AVANT set forth in this Section 7.9(b) shall not be subject to the limitations on indemnification set forth in Sections 8.5 and 8.6.

          (c) Each Selling Shareholder agrees to indemnify and hold harmless AVANT (and each person, if any, who controls AVANT within the meaning of the Securities Act, each officer of AVANT who signs the Resale Shelf and each director of AVANT) and any underwriter, any other stockholder selling shares of AVANT Common Stock in such Resale Shelf and any controlling person of any such underwriter or other stockholder, from and against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Violation, in each case to the extent that such Violation occurs in reliance upon and conformity with written information furnished by such Selling Shareholder expressly for use in connection with such Resale Shelf, and each Selling Shareholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 7.9(c) in connection with investigating or defending any such loss, claim, damage or liability; PROVIDED, HOWEVER, that the indemnity contained in this Section 7.9(c) shall not apply to any amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Selling Shareholders (which consent shall not be unreasonably withheld); and provided further that, in no event shall any indemnity under this Subsection 7.9(c) exceed the net proceeds from the offering received by such Selling Shareholder, except in the case of willful fraud by such Selling Shareholder. The indemnification obligations of the Selling Shareholders set forth in this Section 7.9(c) shall not be subject to the limitations on indemnification set forth in Sections 8.5 and 8.6.

          (d) If the indemnification provided for in Section 7.9(b) or (c) from the indemnifying person is held by a court of competent jurisdiction to be unavailable to an indemnified person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying person, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying person and indemnified persons in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying person and indemnified persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying person or indemnified persons, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

          (e) The obligations of AVANT and the Selling Shareholders under this
Section 7.9 shall survive the completion of any offering of AVANT Common Stock in a Resale Shelf under this Section 7.9.

          (f) In the event that the Resale Shelf has not (i) been filed with the SEC within 30 days after the Closing Date or (ii) become effective by the Target Effective Date (each such event referred to in clauses (i) and (ii), a "Registration Default"), for each thirty (30) day period (a "Penalty Period") during which the Registration Default remained uncured, AVANT shall issue or pay, as applicable, to the Selling Shareholders within three (3) business days of the end of each such Penalty Period:

               (i) with respect to the first (1st) Penalty Period, at AVANT's sole election either: (A) a number of additional shares of AVANT Common Stock equal to $37,557 divided by the Market Value (as defined hereafter) of a share of AVANT Common Stock or (B) a cash payment equal to $37,557;

               (ii) with respect to the second (2nd) Penalty Period, at AVANT's sole election either: (A) a number of additional shares of AVANT Common Stock equal to $75,114 divided by the Market Value of a share of AVANT Common Stock or (B) a cash payment equal to $75,114;

               (iii) with respect to the third (3rd) Penalty Period, at AVANT's sole election either: (A) a number of additional shares of AVANT Common Stock equal to $112,671 divided by the Market Value of a share of AVANT Common Stock or (B) a cash payment equal to $112,671; and

               (iv) with respect to each Penalty Period thereafter, at AVANT's sole election either: (A) a number of additional shares of AVANT Common Stock equal to $150,228 divided by the Market Value of a share of AVANT Common Stock or (B) a cash payment equal to $150,228.

Notwithstanding anything to the contrary set forth herein, in no event shall the total cumulative amount of all payments under this Section 7.9 (whether consisting of shares of AVANT Common Stock ("Penalty Shares") or cash) exceed $976,480, with Penalty Shares valued as of the date of issuance as provided herein. For any Penalty Period lasting less than thirty (30) days the penalty amount shall be appropriately pro-rated. Notwithstanding the foregoing, a Registration Default shall not be deemed to have occurred if the delay in filing the Resale Shelf and/or having the Resale Shelf declared effective is attributable to the unavailability of historical audited financial statements of Megan, the failure of such financial statements to meet the requirements of Item 7 of Form 8-K or the lack of a consent of Megan's auditors to any filing AVANT is required to make under the Securities Act or the Exchange Act. For purposes of this Agreement, the "Market Value" of a share of AVANT Common Stock shall be the average of the high and low sales prices of the AVANT Common Stock on the Nasdaq National Market on the last trading day in the relevant Penalty Period.

     7.10 STOCKHOLDER CONSENTS. In conjunction with the execution of this Agreement, Megan shall obtain the consent and approval of the Committed Stockholders of the Merger and this Agreement pursuant to the Approval of Merger Agreements. Megan hereby represents that the execution of the Approval of Merger Agreements by the Committed Stockholders will, in accordance with Section 13 of the Megan Bylaws, as permitted by Section 228 of the DGCL, constitute approval of the Merger by the Megan Stockholders.

     7.11 FORM D. AVANT agrees to file one or more Forms D with respect to the AVANT Common Stock issued to the Selling Shareholders on a timely basis as required under Regulation D under the Securities Act ("Regulation D") to claim the exemption provided by Rule 506 of Regulation D and to provide a copy thereof to the Stockholders' Representatives promptly after such filing.

     7.12 STATE SECURITIES LAWS. AVANT shall take such action as shall be necessary to qualify, or to obtain, an exemption from the registration requirements of state securities or "blue sky" laws with respect to the issuance of AVANT Common Stock to the Selling Shareholders in the Merger. AVANT shall furnish the Stockholders' Representatives with copies of all filings, applications, orders, grants or confirmation of exemptions relating to such securities laws.

ARTICLE 8. INDEMNIFICATION.

     8.1 INDEMNIFICATION BY THE STOCKHOLDERS. Subject to the limitations in Sections 8.5 and 8.6 hereof, the Megan Stockholders shall indemnify AVANT, the Surviving Corporation and each of their officers, directors, employees, agents, and each person, if any, who controls or may control AVANT within the meaning of the Securities Act (each an "AVANT Indemnified Party" and collectively, the "AVANT Indemnified Parties") in respect of, and hold them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by any of the foregoing parties:

          (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Megan contained in this Agreement or the Megan Officer's Certificate (as hereinafter defined);

          (b) based upon, arising out of, in connection with or by reason of any of the intellectual property matters set forth on SCHEDULE C hereto related to either the Assignment and Conditional Grantback License between A/W Company and Megan dated November 1, 1992 assigning A/W Company's rights in the License Agreement between Washington University and A/W Company dated November 1, 1992, or the License and Right of First Refusal, effective November 1, 1992, between A/W Company and Washington University, or the Assignment and Conditional Grantback License dated May 28, 1993 between A/W Company and Megan (collectively, as amended, the "Washington University IP Agreements"), regardless of whether or not the relevant occurrence constitutes a breach of any representation or warranty of Megan herein, including without limitation Section 5.16; or

          (c) based upon, arising out of, in connection with or by reason of the matters set forth on SCHEDULE D hereto related to the Regulated Antigen Delivery System ("RADS") invention, regardless of whether or not the relevant occurrence constitutes a breach of any representation or warranty of Megan herein, including without limitation Section 5.16.

     8.2 MEGAN STOCKHOLDER CLAIMS. Subject to the limitations in Sections 8.5 and 8.6 hereof, the Megan Stockholders shall indemnify, defend, protect and hold harmless the AVANT Indemnified Parties from and against all Damages which are incurred or suffered by any one or more of them based upon, arising out of, in connection with or by reason of (i) the breach by Megan or by any present or former director or any affiliate of such director or person who had the right to nominate such director for election to the board of directors of Megan of any of their respective fiduciary duties (including duties of disclosure) to the Megan Stockholders whether or not arising in connection with the transactions contemplated by this Agreement; (ii) any document prepared or distributed to the Megan Stockholders by or on behalf of Megan in connection with the transactions contemplated hereby, PROVIDED, HOWEVER, that the foregoing shall not apply to information supplied by AVANT in writing to any such person specifically for inclusion or incorporation by reference in any such document or to any document prepared or filed by AVANT; and/or (iii) any rights of a Megan Stockholder (other than the right to receive Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL), under the Certificate of Incorporation or Bylaws of Megan or under the DGCL, including any preemptive rights or rights to notice or to vote.

     8.3 INDEMNIFICATION BY AVANT. Subject to the limitations in Sections 8.5 and 8.6 hereof, AVANT shall indemnify the Megan Stockholders, and Megan's officers, directors, employees and agents, in respect of, and hold them harmless against, any and all Damages incurred or suffered by any of the foregoing resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of AVANT or Acquisition Sub contained in this Agreement or the AVANT Officer's Certificate (as hereinafter defined).

     8.4 INDEMNIFICATION CLAIMS.

          (a) A party entitled, or seeking to assert rights, to indemnification under this Article 8 (an "Indemnified Party") shall give written notification (a "Notification of Suit") to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 8 may be sought. Such Notification of Suit shall be given within 30 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 30 days after delivery of such Notification of Suit, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding if, but only if, either (i) the Indemnified Party has notified the Indemnifying Party that it will not defend the suit or proceeding, or (ii) the Indemnified Party has failed to timely defend the suit or proceeding; PROVIDED, HOWEVER, that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Parties assume control of the defense pursuant to (i) or (ii) above, the Indemnifying Parties shall acknowledge in writing their obligation to indemnify the Indemnified Parties hereunder against any Damages that such Indemnified Parties incur or have incurred in connection with such third party claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (b) In order to seek indemnification under this Article 8, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 8 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. The Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount"); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive all of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response either a payment for the Claimed Amount, by check or by wire transfer, or, if the Indemnifying Parties are the Megan Stockholders, deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice instructing the Escrow Agent to distribute to AVANT such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response either a payment for the Agreed Amount, by check or by wire transfer, or, if the Indemnifying Parties are the Megan Stockholders, deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice instructing the Escrow Agent to distribute to AVANT such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 8.4(d) for the resolution of such dispute (a "Dispute"). For purposes of this
Article 8, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall equal the number of such Escrow Shares, multiplied by the average of the last reported sale prices per share of the AVANT Common Stock on the Nasdaq National Market over the thirty (30) consecutive trading days ending on the last trading day before the date of determination (the "Determination Price").

          (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the

Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be nonbinding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 8.4(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to AVANT and/or the Megan Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

          (e) Notwithstanding the other provisions of this Section 8.4, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article 8, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 8, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article 8, for any such Damages for which it is entitled to indemnification pursuant to this Article 8 (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article 8).

          (f) For purposes of this Agreement, in the case where the Indemnifying Parties are the Megan Stockholders, references to the "Indemnifying Party" (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 8.4 or Section 8.6) shall be deemed to refer to the Stockholders' Representatives. The Stockholders' Representatives shall have full power and authority on behalf of each Megan Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Megan Stockholders under this Article 8. The Stockholders' Representatives shall have no liability to any Megan Stockholder for any action taken or omitted on behalf of the Megan Stockholders pursuant to this Article 8. Notices or communications to or from the Stockholders' Representatives shall constitute notice to or from each of the Megan Stockholders.

     8.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement and any other certificate or document delivered pursuant to this Agreement (other than the Principal Stockholders Agreement and the letters of transmittal) shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the earlier of (i) March 31, 2002 and (ii) the date which is five (5) business days after the date on which AVANT's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is filed with the SEC (such earlier date, the "Indemnification Expiration Date"). Each Party's indemnification obligations pursuant to this Article 8 with respect to representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letters and any other certificate or document delivered pursuant to this Agreement (other than the Principal Stockholders Agreement or the letters of transmittal) shall terminate on the Indemnification Expiration Date; PROVIDED, HOWEVER, that if an Indemnified Party delivers to an Indemnifying Party, before the Indemnification Expiration Date, either a Claim Notice, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages for which such party may be entitled to indemnification hereunder (an "Expected Claim Notice"), then such indemnification obligation (and any related representations, warranties, covenants or obligations) shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Megan Stockholders in accordance with the terms of the Escrow Agreement.

     8.6 LIMITATIONS.

          (a) The Escrow Agreement is intended to fund and secure the indemnification obligations of the Megan Stockholders under this Agreement, and, to the extent set forth in Section 8.6(d), the indemnification obligations of the Principal Stockholders under the Principal Stockholders Agreement. The rights of AVANT under this Article 8 shall be limited to the Escrow Shares and the Escrow Agreement shall be the exclusive means for AVANT to enforce such rights. Notwithstanding the foregoing, the rights of AVANT under the Principal

Stockholders Agreement shall not be limited to the Escrow Shares and the Escrow Agreement shall not be the exclusive means for AVANT to enforce such rights.

          (b) No Megan Stockholder shall have any right of contribution against Megan or the Surviving Corporation with respect to any breach by Megan of any of its representations, warranties, covenants or agreements.

          (c) The Megan Stockholders shall not have any liability for indemnification with respect to any matter described in Section 8.1, (i) unless and until the aggregate amount of all such claims against the Megan Stockholders exceeds $50,000, at which time the Megan Stockholders shall be required to indemnify the AVANT Indemnified Parties for all Damages (up to the limitation of subparagraph (ii) hereof) relating to such claims (the "Indemnity Threshold"), and (ii) for any Damages in excess of $2,500,000 (the "Indemnity Cap"); PROVIDED, HOWEVER, that indemnification claims relating to matters described in Sections 8.1(b) and 8.1(c) shall not be subject to the Indemnity Threshold. Indemnification claims relating to matters described in Section 8.2 shall not be subject to either the Indemnity Threshold or the Indemnity Cap, but shall be subject to Section 8.6(d) below.

          (d) The use of the Escrow Shares to satisfy claims and pay expenses under this Agreement and the Principal Stockholders Agreement is subject to the following provisions:

               (i) Until the Indemnification Expiration Date, the maximum number of Escrow Shares that may be used or set aside for satisfaction of indemnification claims relating to matters described in Section 8.2 and indemnification claims made under the Principal Stockholders Agreement shall be 50% of the Escrow Shares;

               (ii) If on the Indemnification Expiration Date, there are any Escrow Shares remaining in escrow which have not been used or set aside for satisfaction of indemnification claims made under this Agreement or the Principal Stockholders Agreement, then such shares may be used or set aside for satisfaction of indemnification claims relating to matters described in Section 8.2 and claims made under the Principal Stockholders Agreement regardless of the total number of Escrow Shares used or set aside to satisfy such claims prior to such time;

               (iii) If after giving effect to (d)(ii) above, there are any
                     Escrow Shares remaining in escrow, and the Principal Stockholders have made direct payments to AVANT under the Principal Stockholders Agreement, then the Principal Stockholders shall have the right to such remaining Escrow Shares to the extent necessary to reimburse themselves;

               (iv) If after giving effect to (d)(ii) and (d)(iii) above, there are any Escrow Shares remaining in escrow and the Principal Stockholders have incurred expenses in defending claims made by third parties against AVANT Indemnified Parties under the Pri ncipal Stockholders Agreement, then the Principal Stockholders shall have the right to such remaining Escrow Shares to the extent necessary to reimburse themselves; and

               (v) If after giving effect to (d)(ii), d(iii) and (d)(iv) above, there are any Escrow Shares remaining in escrow and the Principal Stockholders have directly paid some of the expenses of the Stockholders' Representatives after the Expense Account was depleted, then the Principal Stockholders shall have the right to such remaining Escrow Shares to the extent necessary to reimburse themselves for such expenses.

          (f) AVANT shall not have any liability for indemnification with respect to any matter described in Section 8.3, (i) unless and until the aggregate amount of all such claims against AVANT exceeds $50,000, at which time AVANT shall be required to indemnify the Megan Stockholders for all Damages (up to the limitation of subparagraph (ii) hereof) relating to such claim, and (ii) for any Damages in excess of $2,500,000. The rights of the Megan Stockholders under this Article 8 shall be their sole and exclusive remedy.

ARTICLE 9. CONDITIONS

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

          (a) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Megan, which vote shall be deemed received if the Committed Stockholders execute a consent pursuant to Section 7.10 hereto.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any law enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     9.2 CONDITIONS TO OBLIGATIONS OF MEGAN TO EFFECT THE MERGER. The obligation of Megan to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Megan:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of AVANT contained in this Agreement shall have been true and correct when made and shall be true and correct as though made on and as of the Closing except (i) for any representations and warranties made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date or (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have an AVANT Material Adverse Effect.

          (b) ABSENCE OF CHANGES. From the date of this Agreement through the Closing Date, there shall not have occurred any changes concerning AVANT that, when combined with all other changes, have had or would reasonably be expected likely to have an AVANT Material Adverse Effect.

          (c) PERFORMANCE OF OBLIGATIONS. AVANT and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by AVANT or Acquisition Sub, at or prior to the Closing.

          (d) CERTIFICATE FROM OFFICERS. Each of AVANT and Acquisition Sub shall have delivered to Megan a certificate (the "AVANT Officer's Certificate") of its respective President or Chief Financial Officer dated the Closing Date to the effect that the statements set forth in paragraphs (a), (b) and (c) of this
Section 9.2 above with respect to AVANT and Acquisition Sub, as the case may be, are true and correct.

          (e) CONSENTS, APPROVALS, ETC. All consents, authorizations, orders and approvals of or filings or registrations with any governmental commissions, boards, other regulatory bodies or third parties required to be made or obtained by Megan and its affiliated entities including, but not limited to, third party consents under assignment or change of control provisions, in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the Merger shall have been obtained or made except where the failure to have obtained such consents, authorizations, orders or approvals or to have made such filings or registrations would not, individually or in the aggregate, reasonably be expected to have an AVANT Material Adverse Effect.

          (f) LEGAL OPINION. Megan shall have received from counsel to AVANT an opinion in the form attached hereto as EXHIBIT E, addressed to Megan and dated as of the Closing.

     9.3 CONDITIONS TO OBLIGATION OF AVANT AND ACQUISITION SUB TO EFFECT THE MERGER. The obligations of AVANT and Acquisition Sub to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by AVANT and Acquisition Sub:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Megan contained in this Agreement shall have been true and correct when made and shall be true and correct as though made on and as of the Closing except (i) for any representations and warranties made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date or (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Megan Material Adverse Effect.

          (b) PERFORMANCE OF OBLIGATIONS. Megan shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Megan, at or prior to the Closing.

          (c) ABSENCE OF CHANGES. From the date of this Agreement through the date of Closing, there shall not have occurred any changes concerning Megan that, when combined with all other changes, have had or would reasonably be expected to have a Megan Material Adverse Effect.

          (d) CERTIFICATE FROM OFFICERS. Megan shall have delivered to AVANT and Acquisition Sub a certificate (the "Megan Officer's Certificate") of the President and the Chief Financial Officer of Megan dated the Closing Date to the effect that the statements set forth in paragraphs (a), (b) and (c) above of this Section 9.3 are true and correct.

          (e) CONSENTS, APPROVALS, ETC. All consents, authorizations, orders and approvals of or filings or registrations with any governmental commissions, boards, other regulatory bodies or third parties required to be made or obtained by Megan and its affiliated entities, including, but not limited to, third party consents under assignment or change of control provisions, in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the Merger shall have been obtained or made except where the failure to have obtained such consents, authorizations, orders or approvals or to have made such filings or registrations would not, individually or in the aggregate, reasonably be expected to have a Megan Material Adverse Effect.

          (f) LEGAL OPINION. AVANT shall have received from counsel to Megan an opinion in the form set forth in EXHIBIT F attached hereto, addressed to AVANT and dated as of the Closing.

          (g) APPROVAL OF MERGER AGREEMENTS. Each Committed Stockholder shall have executed and delivered to AVANT an Approval of Merger Agreement.

          (h) PRINCIPAL STOCKHOLDERS AGREEMENT. The Principal Stockholders shall have executed and delivered to AVANT the Principal Stockholders Agreement.

          (i) INELIGIBLE STOCKHOLDERS; DISSENTING STOCKHOLDERS. The Ineligible Stockholders shall not include any person who is not listed on SCHEDULE E hereto, which sets forth for each such person the number and class of Megan Stock held, for a total maximum Cash Consideration of $172,381.98. The total Merger Consideration payable to Ineligible Stockholders and holders of Megan stock who exercise their dissenting stockholder's right to demand appraisal pursuant to the DGCL, if any, as a group shall not exceed $400,000 (calculated on the basis of the Cash Consideration payable plus the value of AVANT Common Stock at a price of $9.54 per share) in the aggregate.



ARTICLE 10. TERMINATION; AMENDMENT; WAIVER

     10.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Megan or AVANT:

          (a) by mutual written consent of AVANT and Megan;

          (b) by either AVANT or Megan, if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its reasonable best efforts to appeal such order, decree, ruling or other action;

          (c) by either AVANT or Megan, if the Merger shall not have been consummated on or before January 4, 2001 (other than due to the failure of the party seeking to terminate this Agreement to perform any of its material obligations under this Agreement required to be performed at or prior to the Effective Time);

          (d) by Megan, if AVANT or Acquisition Sub has failed to perform in any material respect any of its obligations required to be performed by them under this Agreement and such failure continues for more than 30 days after notice thereof unless failure to so perform has been caused by or results from a breach of this Agreement by Megan;

          (e) by AVANT, if Megan shall have failed to perform in any material respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by AVANT or Acquisition Sub;

     10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Megan or AVANT as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AVANT, Acquisition Sub or Megan, other than the provisions of Sections 7.6(b) and 7.6(c) and this Section 10.2. Nothing contained in this
Section 10.2 shall relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement or any of the Ancillary Agreements that occurs prior to such termination.

ARTICLE 11. GENERAL PROVISIONS

     11.1 NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission and confirmed by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

          IF TO AVANT OR ACQUISITION SUB:

                AVANT Immunotherapeutics, Inc.
                119 Fourth Avenue
                Needham, MA 02494
                Attention: Dr. Una S. Ryan
                Fax: (781) 433-0262

                With copies to:

                     Goodwin, Procter & Hoar  LLP
                     Exchange Place
                     Boston, MA  02109
                     Attention: Stuart M. Cable, Esq.
                     Fax: (617) 523-1231

     IF TO MEGAN:

                     Megan Health, Inc.
                     3655 Vista Avenue
                     St. Louis, MO 63110
                     Attention: Brian L. Clevinger, Ph.D.
                     Fax: (314) 776-3317

                With copies to:

                     Armstrong Teasdale LLP
                     One Metropolitan Square, Suite 2600
                     St. Louis, MO 63102-2740

                     Attention: Andrew T. Hoyne, Esq.
                     Fax: (314) 621-5065


         IF TO THE STOCKHOLDERS' REPRESENTATIVES:
         ---------------------------------------

         Brian L. Clevinger, Ph.D.
         16475 Saddle Creek Road
         Clarkson Valley, Missouri 63005

         John C. Aplin
         CID Equity Partners
         One American Square
         Suite 2850, Box 82074
         Indianapolis, Indiana 46282
         Fax:  (317) 269-2355

         With copies to:

         Armstrong Teasdale LLP
         One Metropolitan Square, Suite 2600
         St. Louis, MO  63102-2740
         Attention:  Andrew T. Hoyne, Esq.
         Fax:  (317) 621-5065


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





or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     11.2 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.6, 7.6(b), 7.6(c), 7.8 and 7.9 (relating to the Resale Shelf) and Articles 4 and 8, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.3 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements, the Exhibits, the Megan Disclosure Letter and the AVANT Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     11.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the Committed Stockholders of Megan and the stockholders of Acquisition Sub, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Megan, AVANT and Acquisition Sub hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

     11.6 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     11.7 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.8 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.9 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. All waivers under this Agreement shall be in writing.

     11.10 INCORPORATION. The Megan Disclosure Letter and the AVANT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Massachusetts Court, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

     11.13 CERTAIN DEFINITIONS.

          (a) As used in this Agreement, the word "person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

          (b) As used in this Agreement, the phrase "transactions contemplated by this Agreement" shall include without limitation, each act and transaction to be performed or completed under this Agreement or any of the Ancillary Agreements by any party hereto or thereto.

                {Signature Page to Agreement and Plan of Merger}

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                       AVANT IMMUNOTHERAPEUTICS, INC.


                       By:     /s/ Dr. Una S. Ryan
                               ------------------------------------------------
                               Name: Dr. Una S. Ryan
                               Title:   Chief Executive Officer




                       AVANT ACQUISITION CORP.


                       By:     /s/ Dr. Una S. Ryan
                               ------------------------------------------------
                               Name:  Dr. Una S. Ryan
                               Title:  President




                       MEGAN HEALTH, INC.


                       By:     /s/ Brian L. Clevinger, Ph.D.
                               ------------------------------------------------
                               Name:  Brian L. Clevinger, Ph.D.
                               Title:  Chief Executive Officer


     For the sole purpose of acknowledging and accepting their duties as Stockholders' Representatives under the terms of this Agreement, the undersigned have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                               /s/ Brian L. Clevinger, Ph.D.
                               --------------------------------------------
                               Brian L. Clevinger, Ph.D.


                               /s/ John C. Aplin
                               -----------------------------------
                               John C. Aplin